Exhibit 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among

RA MEDICAL SYSTEMS, INC.,

RAPID MERGER SUB 1, INC.,

RAPID MERGER SUB 2, LLC

and

CATHETER PRECISION, INC.

Dated as of January 9, 2023

1

Exhibit A	Form of Parent Support Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Calculation of Exchange Ratio
Exhibit D	Parent Preferred Stock – Certificate of Designation
Exhibit E	Form of Debt Settlement Agreement
Schedule I	Convertible Promissory Notes

Definition	Location

Action	4.9
Affiliate	9.6(a)
Agreement	Preamble
Anti-Bribery Laws	4.23
Assumed Option	3.2(a)
Book-Entry Shares	3.4(b)
Business Day	9.6(b)
Cash and Cash Equivalents	9.6(c)
Certificates	3.4(b)
Closing	2.3
Closing Date	2.3
COBRA	4.12(c)(iv)
Code	Recitals
Company	Preamble
Company Balance Sheet	4.6(b)
Company Closing Certificate	7.1(m)
Company Board	4.1(b)
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Equity Plan	3.2(a)
Company Financial Statements	4.6(a)
Company Interim Financial Statements	4.6(a)
Company Lock-Up Agreements	Recitals
Company Merger Shares	3.1(a)(i)
Company Notes	3.1(a)(i)
Company Option	3.2(a)
Company Owned IP	9.6(d)
Company Plans	4.12(a)
Company Preferred Stock	4.2(a)
Company Products	4.11(c)
Company Registered IP	4.19(a)
Company Stock Awards	4.2(b)
Company Stockholder Approval	Recitals
Confidentiality Agreement	8.2
Contract	4.5(a)
control	9.6(e)
Corporate Integrity Agreement	6.13(a)
Covered Person	5.2(e)
D O Indemnified Parties	6.3(a)
Debt Settlement Agreements	3.3(a)
Delaware Secretary of State	2.4

v

DGCL	Recitals
Disqualifying Event	5.2(e)
Dissenting Shares	3.6
DLLCA	2.2
DOJ Settlement Agreement	6.13(b)
Environmental Law	4.14(b)
ERISA	4.12(a)
Exchange Act	4.16(a)
Exchange Agent	3.4(a)
Exchange Fund	3.4(a)
Exchange Ratio	3.1(a)(i)
Excluded Shares	3.1(a)(iii)
Executive Chairman Agreement	7.1(f)
FDA	4.11(c)
FDA Ethics Policy	4.11(i)
FDCA	4.11(a)
First Certificate of Merger	2.4
First Effective Time	2.4
First Merger	Recitals
First Merger Consideration	3.3(a)
First Merger Note Consideration	3.3(a)
First Merger Stock Consideration	3.1(a)(i)
First Merger Sub	Preamble
First Step Surviving Company	2.2
GAAP	4.6(a)
Governmental Entity	4.5(b)
Guide	6.1(d)
Hazardous Substance	4.14(c)
Health Care Laws	4.11(a)
HHS Confirmation	6.13(a)
Indebtedness	9.6(f)
Intellectual Property	9.6(g)
Intended Tax Treatment	Recitals
IRS	4.12(a)
IT Systems	4.19(g)
knowledge	9.6(h)
Law	4.5(a)
Lease Modification	7.1(l)
Liens	4.5(a)
Lock-Up Agreement	Recitals
Material Adverse Effect	4.1(a)
Material Contracts	4.16(a)
McGuire Payment	9.6(s)
Measurement Date	5.2(a)
Merger	Recitals
Merger Subs	Preamble

Net Cash	9.6(j)
Net Cash Calculation	6.8
Net Cash Schedule	6.8
Note Conversion Parent Common Shares	3.3(a)
NYSE American	9.6(i)
Ordinary Course Agreement	4.15(g)
Parent	Preamble
Parent Balance Sheet	9.6(k)
Parent Board	5.1(b)
Parent Closing Certificate	7.1(l)
Parent Common Stock	Recitals
Parent Common Stock Issuance	5.4(a)
Parent Closing Net Cash	6.8
Parent Disclosure Letter	Article V
Parent Financing	5.2(a)
Parent IT Systems	5.19(d)
Parent Lock-Up Agreements	Recitals
Parent Material Adverse Effect	5.1(a)
Parent Material Contracts	5.16(a)
Parent Options	5.2(a)
Parent Owned IP	9.6(l)
Parent Plans	5.12(a)
Parent Preferred Stock	5.2(a)
Parent Products	5.11(c)
Parent Registered IP	5.19(a)
Parent Restricted Stock Awards	5.2(a)
Parent Restricted Stock Units	5.2(a)
Parent SEC Documents	5.6(a)
Parent Stockholder Approval	5.4(a)
Parent Stockholder Matters	6.2(a)
Parent Stockholder Meeting	6.2(a)
Parent Support Agreements	Recitals
Parent Warrants	5.2(a)
PBGC	4.12(c)(iii)
Pension Plan	4.12(b)
Permits	4.10
Permitted Liens	4.18(a)
Person	9.6(m)
Personal Information	4.19(h)
PPM/Joint Information Statement	6.7
Privacy Laws	4.19(h)
Proxy Statement	6.1(a)
Rounding Shares	3.1(a)(i)
Royalty Rights	3.3(a)
Safety Notices	4.11(g)
Sarbanes-Oxley Act	5.6(a)

SEC	9.6(o)
Second Certificate of Merger	2.4
Second Effective Time	2.4
Second Merger	Recitals
Second Merger Sub	Preamble
Securities Act	4.16(a)
Signing Date	Preamble
Subsidiary	9.6(p)
Surviving Company	2.2
Takeover Laws	4.20
Tax Action	4.15(d)
Tax Return	9.6(q)
Taxes	9.6(r)
Total Note Conversion Parent Common Shares	3.3(a)
Trading Day	3.3(a)
Trade Secrets	9.6(g)
Transaction Expenses	9.6(s)
WARN Act	4.13(d)

Memmolo Payment	9.6(s)
Separation and Release Agreements	7.1(q)
Sessions Payment	9.6(s)

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement” ), dated as of January 9, 2023 (the “Amendment Date” ), by and among RA MEDICAL SYSTEMS, INC., a Delaware corporation (“Parent” ), RAPID MERGER SUB 1, INC., a Delaware corporation (“First Merger Sub” ), RAPID MERGER SUB 2, LLC, a Delaware limited liability company (“Second Merger Sub” and together with First Merger Sub, “Merger Subs” ), and CATHETER PRECISION, INC., a Delaware corporation (the “Company” ).

RECITALS

WHEREAS, the parties hereto previously entered into that certain Agreement and Plan of Merger (the “Original Agreement”) dated as of September 9, 2022 (the “Original Signing Date”) and the parties wish to amend and restate the Original Agreement in its entirety;

WHEREAS, Parent and the Company intend to effect a merger of First Merger Sub with and into the Company (the “First Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”).  Upon consummation of the First Merger, First Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent;

WHEREAS, immediately following the First Merger and as part of the same overall transaction of the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving entity of the Second Merger;

WHEREAS, the parties hereto intend that the First Merger and Second Merger, taken together, will constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the Board of Directors of the Company has deemed it advisable and in the best interests of the Company and its stockholders that the Company engage in the Merger and the transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of the Company has (i) unanimously approved this Agreement, the First Merger, with the Company continuing as the First Step Surviving Company (as defined below), after the First Effective Time (as defined below), pursuant to which each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) shall be converted into the right to receive a number of shares of a new series of preferred stock, designated Series X Convertible Preferred Stock, par value $0.0001 per share, of Parent, subject to the terms set forth in the Certificate of Designation attached as Exhibit D hereto (the “Parent Preferred Stock”) equal to the Exchange Ratio divided by one thousand (1,000), upon the terms and subject to the conditions set forth in this Agreement, and the Second Merger, with Second

Merger Sub continuing as the Surviving Company (as defined below) and (ii) resolved to recommend that the Company stockholders adopt this Agreement and approve the Merger;

WHEREAS, following such approval by the Board of Directors of the Company, but prior to the execution and delivery of this Agreement, the requisite Company stockholders by written consent, and in accordance with the Company’s certificate of incorporation, the Company’s bylaws and the DGCL (i) adopted this Agreement and approved the Merger, (ii) acknowledged that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a true and correct copy of which was provided to it, and that such stockholder has read and received notice of their rights to demand appraisal for their shares pursuant to Section 262 of the DGCL, and (iii) received notice that by voting for the approval of the Merger, they are waiving their appraisal rights with respect to their shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL (the “Company Stockholder Written Consent”), and the Company Stockholder Approval and the Company Stockholder Written Consent is to become effective by its terms immediately following the execution of this Agreement by the parties hereto;

WHEREAS, immediately following the execution and delivery of this Agreement, the Company will transmit to each Company stockholder who did not execute a Company Stockholder Written Consent any notices required under Section 228(e) and Section 262 of the DGCL.

WHEREAS, First Merger Sub is a newly incorporated Delaware corporation that is wholly owned by Parent, and has been formed for the sole purpose of effecting the First Merger;

WHEREAS, Second Merger Sub is a newly formed Delaware limited liability company that is wholly owned by Parent, and has been formed for the sole purpose of effecting the Second Merger;

WHEREAS, the respective disinterested members of the Boards of Directors of Parent and First Merger Sub and the sole member of Second Merger Sub have each unanimously approved this Agreement and the Merger;

WHEREAS, Parent, Merger Subs and the Company each desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers, directors and stockholders of Parent listed on Section A of the Parent Disclosure Letter have entered into Support Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Parent Support Agreements”), pursuant to which such stockholders have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Parent in favor of the Merger Conversion Proposal and any other Parent Stockholder Matters (as defined in Section 6.2(a));

WHEREAS, in connection with the consummation of the transactions contemplated hereby, the stockholders, directors or officers of the Company listed on Section A of the Company

Disclosure Letter are executing lock-up agreements in the form attached hereto as Exhibit B (the “Lock-Up Agreement”, and collectively, the “Company Lock-Up Agreements”); and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the stockholders, directors or officers of the Parent listed on Section B of the Parent Disclosure Letter are executing Lock-Up Agreements (collectively, the “Parent Lock-Up Agreements”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Subs and the Company hereby agree as follows:

Article I
CERTAIN GOVERNANCE MATTERS

Section 1.1Parent Matters.

(a)Parent Certification of Incorporation.  As of the First Effective Time, the Certificate of Incorporation of Parent shall be identical to the Certificate of Incorporation of Parent immediately prior to the First Effective Time, until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)Parent Bylaws.  As of the First Effective Time, the Bylaws of Parent shall be identical to the Bylaws of Parent immediately prior to the First Effective Time, until thereafter amended in accordance with their terms and as provided by applicable Law.

(c)Parent Board of Directors.  The parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any directors on the Board of Directors of Parent immediately prior to the First Effective Time) so that, as of the First Effective Time and through and immediately following the Second Effective Time, the number of directors that comprise the full Board of Directors of Parent shall be five (5), and such Board of Directors shall upon the First Effective Time and through and immediately following the Second Effective Time initially consist of two individuals designated by the Company and three individuals who are, as of the Amendment Date, members of the Board of Directors of Parent and which latter individuals shall remain members of the Board of Directors of Parent at least through the date of the Parent Stockholder Meeting.

(d)Lock-up Agreements.  Parent shall use reasonable best efforts to have each of the Persons from the Parent that will serve as directors or officers of Parent following the Closing execute and deliver a Lock-Up Agreement prior to Closing. The Company shall use reasonable best efforts to have each of the Persons from the Company that will serve as a director of Parent following the Closing to execute and deliver a Lock-Up Agreement prior to Closing.

(e)Parent Officers.  The parties shall take all action necessary so that, as of the First Effective Time and through and immediately following the Second Effective Time, the Parent officers shall initially consist of (I) the Parent’s current Chief Executive Officer and interim Chief

Financial Officer, and such individuals will remain the Parent’s current Chief Executive Officer and interim Chief Financial Officer, respectively, at least through such date as is the earlier of (i) the Parent Stockholder Meeting, or (ii) such time following the Second Effective Time as the Board of Directors of Parent has appointed a respective successor officer, and (II) David Jenkins as the Parent’s Executive Chairman of the Board.

Section 1.2First Step Surviving Company Matters.

(a)First Step Surviving Company Certificate of Incorporation.  At the First Effective Time, the Certificate of Incorporation of the First Step Surviving Company shall be amended to read in its entirety as the Certificate of Incorporation of First Merger Sub (except that references to the name of First Merger Sub shall be replaced by references to the name of the First Step Surviving Company), until thereafter amended in accordance with applicable Law.

(b)First Step Surviving Company Bylaws.  At the First Effective Time, the Bylaws of the First Step Surviving Company shall be amended to read in their entirety as the Bylaws of First Merger Sub (except that references to the name of First Merger Sub shall be replaced by references to the name of the First Step Surviving Company), until thereafter amended in accordance with applicable Law.

(c)First Step Surviving Company Directors.  The directors of First Merger Sub immediately prior to the First Effective Time shall be the directors of the First Step Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

(d)First Step Surviving Company Officers(e).  The officers of First Merger Sub immediately prior to the First Effective Time shall be the officers of the First Step Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.3Surviving Company Matters.

(a)Surviving Company Certificate of Formation.  At the Second Effective Time, the Certificate of Formation of the Surviving Company shall be amended to read in its entirety as the Certificate of Formation of Second Merger Sub (except that references to the name of Second Merger Sub shall be replaced by references to the name “CATHETER PRECISION, LLC”), until thereafter amended in accordance with applicable Law.

(b)Surviving Company Limited Liability Company Agreement.  At the Second Effective Time, the limited liability company agreement of the Surviving Company shall be identical to the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended in accordance with applicable Law; provided that all references to the name of Second Merger Sub shall be replaced by references to the name “CATHETER PRECISION, LLC”.

(c)Manager of Surviving Company.  The sole manager of the Surviving Company in accordance with the Certificate of Formation and the limited liability company agreement of Surviving Company, shall be Parent.

Article II
THE MERGER

Section 2.1Formation of Merger Subs.  Parent has caused the Merger Subs to be organized under the laws of the State of Delaware.

Section 2.2The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the First Effective Time, First Merger Sub shall be merged with and into the Company.  Following the First Merger, the separate corporate existence of First Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “First Step Surviving Company”) and a wholly-owned subsidiary of Parent.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act (“DLLCA”), at the Second Effective Time, the First Step Surviving Company will merge with and into Second Merger Sub.  Following the Second Merger, the separate existence of the First Step Surviving Company shall cease, and Second Merger Sub will continue as the surviving company in the Second Merger (the “Surviving Company”).

Section 2.3Closing.  The closing of the Merger (the “Closing”) shall take place on the date hereof.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.4Effective Time.  Upon the terms and subject to the provisions of this Agreement, at the Closing, (i) the parties shall cause the First Merger to be consummated by executing and filing a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL, and (ii) the parties shall cause the Second Merger to be consummated by executing and filing a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”) with the Delaware Secretary of State, executed in accordance with the relevant provisions of the DGCL and DLLCA.  The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the First Certificate of Merger (the time the First Merger becomes effective being the “First Effective Time” ).  The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the Second Certificate of Merger (the time the Second Merger becomes effective being the “Second Effective Time”).

Section 2.5Effects of the Merger.  At and after the First Effective Time, the First Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, powers and franchises of the Company and First Merger Sub shall vest in the First Step Surviving Company, and all debts, liabilities and duties of the Company and First Merger Sub shall become the debts, liabilities and duties of the First Step Surviving Company.  At and after the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and the DLLCA.  Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of the First Step Surviving Company and Second Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the First Step Surviving Company and Second Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Article III
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT COMPANIES; EXCHANGE OF CERTIFICATES

Section 3.1Conversion of Capital Stock.

(a)At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Subs, the Company or the holders of any shares of capital stock of the Parent, Merger Subs or the Company:

(i)Subject to the terms and conditions of this Agreement (including Section 3.4(f), each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than any Excluded Shares or Dissenting Shares, and, for the avoidance of doubt, other than any shares underlying the Convertible Promissory Notes set forth on Schedule I hereto (the “Company Notes”), which shall convert pursuant to Section 3.3 hereof) shall thereupon be converted into the right to receive a number of shares of Parent Preferred Stock equal to (i) the Exchange Ratio divided by (ii) one thousand (1,000) (the “First Merger Stock Consideration”).  As of the First Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the First Merger Stock Consideration, and any dividends or other distributions payable pursuant to Section 3.4(d), without interest.  For the avoidance of doubt, to the extent that the number of Company Merger Shares shall, in order to accommodate the effect of rounding as provided for elsewhere in this Agreement, be less than the total of (a) shares of Parent Common Stock underlying Parent Preferred Stock to be issued pursuant to the conversion of Company Common Stock as described above and the conversion of Company Notes as described in Section 3.3, plus (b) the shares of Parent Common Stock underlying Assumed Options, the First Merger Consideration (as defined in Section 3.3) shall include all such excess shares (the “Rounding Shares”) notwithstanding such discrepancy, such agreement being predicated upon the understanding of the parties that due to the number of total Company stakeholders, in no event shall the number of Rounding Shares exceed 100 shares of Parent Common Stock.  For purposes of this Agreement, the “Exchange Ratio” shall mean, subject to Section 3.1(a)(v), the ratio equal to the quotient obtained by dividing (a) (1) 15,403,255 (the “Company Merger Shares”) minus (2) the Total Note Conversion Parent Common Shares (as defined below) by (b) the sum of the total number of shares of Company Common Stock outstanding immediately prior to the First Effective Time means, subject to Section 3.1(a)(v), plus the total number of shares of Company Stock underlying Company Options being assumed by Parent pursuant to Section 3.2 below.

“Total Note Conversion Parent Common Shares” shall have the meaning set forth in Section 3.3.

For the avoidance of doubt and for illustrative purposes only, a sample “Exchange Ratio” calculation is attached hereto as Exhibit C.

(ii)At the First Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the First Effective Time shall remain outstanding.  Immediately following the First Effective Time, shares of Parent Common Stock, if any, owned by the First Step Surviving Company shall be surrendered to Parent without payment therefor.

(iii)Each share of Company Common Stock held in the treasury of the Company or owned, directly or indirectly, by Parent or First Merger Sub immediately prior to the First Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iv)Each share of common stock, par value $0.001 per share, of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the First Step Surviving Company.

(v)The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, reorganization, recapitalization, reclassification or other like change with respect to the Company Common Stock, Parent Common Stock or Parent Preferred Stock having a record date occurring on or after the date of this Agreement and prior to the First Effective Time; provided, that nothing in this Section 3.1(a)(v) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(vi)RESERVED.

(b)At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of Parent, the First Step Surviving Company, Second Merger Sub or their respective securityholders, each share of common stock of the First Step Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

Section 3.2Treatment of Options and Other Equity-Based Awards.

(a)At the First Effective Time, each outstanding option (each, a “Company Option”) to purchase shares of Company Common Stock granted under the Catheter Precision, Inc. Amended and Restated 2009 Equity Incentive Plan (the “Company Equity Plan”), whether vested or unvested, that is outstanding immediately prior to the First Effective Time shall, at the First Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted, at the First Effective Time, into an option to purchase shares of Parent Common Stock (an “Assumed Option”), on the same terms and conditions (including any vesting or forfeiture and post-termination exercise provisions as were applicable to such Company Option as of immediately prior to the First Effective Time), provided that if NYSE American rules so require, no Assumed Option shall be exercisable prior to the Parent Stockholder Approval of the Merger Conversion Proposal.  For purposes of clarification, (x) no Company Option shall be amended to waive any acceleration of vesting in connection with the Merger, and (y) all Assumed

Options will continue to vest in accordance with the terms of the Company Options upon closing of the Merger to the extent the agreements governing the Company Options so provide.  The number of shares of Parent Common Stock subject to each such Assumed Option shall be equal to (i) the number of shares of Company Common Stock subject to each Company Option immediately prior to the First Effective Time multiplied by (ii) the Exchange Ratio, rounded up, if necessary, to the nearest whole share of Parent Common Stock, and such Assumed Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Company Option divided by (B) the Exchange Ratio; provided, that in the case of any Company Option to which Section 421 of the Code applies as of the First Effective Time (taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided further, that in the case of any Company Option to which Section 409A of the Code applies as of the First Effective Time, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code in order to avoid the imposition of any additional Taxes thereunder.

(b)RESERVED.

(c)Prior to the First Effective Time, the Company shall take all action necessary for the adjustment of the Company Options under this Section 3.2.  The Company shall make commercially reasonable efforts to ensure that, as of the First Effective Time, no holder of a Company Option (or former holder of a Company Option) or a participant in the Company Equity Plan shall have any rights thereunder to acquire, or other rights in respect of, the capital stock of the Company, the First Step Surviving Company or any of their Subsidiaries, or any other equity interest therein.

(d)Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Assumed Options as a result of the actions contemplated by this Section 3.2.  As soon as practicable following the First Effective Time, but in any event, not prior to thirty (30) days thereafter nor later than ninety (90) days thereafter, Parent shall file a registration statement on Form S‑8 (or any successor form, or if Form S‑8 is not available, other appropriate forms) with respect to the shares of Parent Common Stock subject to the Assumed Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Options remain outstanding and are required to be registered.

Section 3.3Treatment of Company Notes.

(a)(a)At the First Effective Time, pursuant to the terms and conditions of those certain Debt Settlement Agreements to be entered into by the Company and the holders of the Company Notes set forth on Schedule I hereto prior to the Closing (the “Debt Settlement Agreements”) substantially in the form attached hereto as Exhibit E, the principal amount owing under each of the Company Notes set forth on Schedule I hereto shall be converted into the right to receive a number of shares of Parent Preferred Stock (the “Note Conversion Parent Preferred Shares”) equal to (i) the Note Conversion Parent Common Shares for such Company Note divided by (ii) one thousand (1,000) (the “First Merger Note Consideration,” and the First Merger Note Consideration together with the First Merger Stock Consideration, and the Assumed Options, the “First Merger Consideration”), and all such Company Notes and the principal amounts owing thereunder shall no longer be outstanding and shall automatically be cancelled and shall cease to exist.  The interest owing on all such Company Notes shall be forgiven in exchange for the issuance of certain royalty rights (the “Royalty Rights”) described in the Debt Settlement Agreements applicable to the Company Notes. Thereafter, any such Company Note shall represent only the right to receive the applicable First Merger Note Consideration and such royalty rights as specified in the Debt Settlement Agreement pertaining to such Company Note, as applicable.  For purposes of this Agreement, the “Note Conversion Parent Common Shares” shall mean, with respect to a particular Company Note, the number equal to the quotient obtained by dividing (a) the aggregate outstanding principal amount of that Company Note divided by (b) eighty percent (80%) of the lower of the following: (x) the last closing sale price per share for Parent Common Stock prior to 4:00 p.m. (New York City time) on the last Trading Day prior to the Closing Date, as reported by Bloomberg; (y) the average of the last closing sale price per share for Parent Common Stock prior to 4:00 p.m. (New York City time) on each of the five (5) consecutive full Trading Days ending on the last Trading Day immediately prior to such Closing Date; or (z) the lowest per share price at which common stock is sold in any Parent financing conducted at or immediately prior to the Closing Date; provided that such quotient shall be rounded up to the nearest whole number.   “Trading Day” means any day on which the primary market for Parent Common Stock is open for trading and is not closed for any reason prior to its normal closing time. “Total Note Conversion Parent Common Shares” shall mean the total of all Note Conversion Parent Common Shares underlying the Note Conversion Parent Preferred Shares to be issued with respect to all of the Company Notes set forth on Schedule I attached hereto.

Section 3.4Exchange and Payment.

(a)Promptly after the First Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Common Stock and Company Notes immediately prior to the First Effective Time (other than holders to the extent they hold Excluded Shares or Dissenting Shares), book-entry shares representing the shares of Parent Preferred Stock issuable pursuant to Sections 3.1(a)(i) and 3.3.  In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the First Effective Time, any dividends or distributions payable pursuant to Section 3.4(d).  All dividends, distributions and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”

(b)As soon as reasonably practicable after the First Effective Time and in any event not later than the third (3rd) Business Day thereafter, the parties shall cause the Exchange Agent to mail to each holder of record of a certificate (“Certificates”) that immediately prior to the First Effective Time represented outstanding shares of Company Common Stock, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the First Merger Consideration, any dividends or other distributions payable pursuant to Section 3.4(d).  Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange for the shares of Company Common Stock formerly represented by such Certificate (other than Excluded Shares or Dissenting Shares) (A) that number of shares of Parent Preferred Stock (after taking into account all shares of Company Common Stock then held by such holder under all Certificates so surrendered) to which such holder of Company Common Stock shall have become entitled pursuant to Section 3.1(a)(i) (which shall be in uncertificated book-entry form unless a physical certificate is requested), and (B) any dividends or other distributions payable pursuant to Section 3.4(d), and the Certificate so surrendered shall forthwith be cancelled.  Promptly after the First Effective Time and in any event not later than the third Business Day thereafter, Parent shall cause the Exchange Agent to issue and send to each holder of uncertificated shares of Company Common Stock represented by book entry (such securities, collectively, the “Book-Entry Shares”) other than with respect to Excluded Shares or Dissenting Shares, and to each Company Noteholder, (1) that number of shares of Parent Preferred Stock (with respect to holders of Company Common Stock, after taking into account all shares of such stock then held by such holder as Book-Entry Shares) to which such holder shall have become entitled pursuant to the provisions of Section 3.1(a)(i) (which shall be in book-entry form unless a physical certificate is requested), and (2) any dividends or other distributions payable pursuant to Section 3.4(d), without such holder being required to deliver a Certificate or Company Note, or an executed letter of transmittal to the Exchange Agent, and such Book-Entry Shares shall then be cancelled.  No interest will be paid or accrued on any unpaid dividends and distributions, if any, payable to holders of Certificates or Book-Entry Shares representing Company Common Stock.  For the avoidance of doubt, until surrendered as contemplated by this Section 3.3, each Certificate, other than Excluded Shares or Dissenting Shares, shall be deemed after the First Effective Time to represent only the right to receive the First Merger Consideration payable in respect thereof, plus any dividends or other distributions payable pursuant to Section 3.4(d).

(c)If payment of the First Merger Consideration is requested to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, or in the case of a Company Note, other than the Person listed as the registered owner thereof on Schedule I hereto, it shall be a condition of payment that, in the case of a Certificate, any Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and, in the case of Book-Entry Shares and Company Notes, that such Book-Entry Share or Company Note shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the First Merger Consideration to a Person other than the registered holder of such Certificate, Book-Entry Share, or Company Note, or shall have established to the satisfaction of Parent that such Tax is not applicable.

(d)(i)No dividends or other distributions with respect to Parent Preferred Stock with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Preferred Stock that the holder thereof has the right to receive upon the surrender thereof until the holder thereof shall surrender such Certificate in accordance with this Article III.  Following the surrender of a Certificate in accordance with this Article III, there shall be paid to the record holder thereof, without interest, (A) promptly after such surrender, the amount of any dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such shares of Parent Preferred Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Preferred Stock.

(ii)Notwithstanding anything in the foregoing to the contrary, holders of Book-Entry Shares and Company Noteholders who are entitled to receive shares of Parent Preferred Stock under this Article III shall be paid (A) at the time of payment of such Parent Preferred Stock by the Exchange Agent under Section 3.4(b), the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such shares of Parent Preferred Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Effective Time but prior to the time of such payment by the Exchange Agent under Section 3.4(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 3.4(b) payable with respect to such shares of Parent Preferred Stock.

(e)The First Merger Consideration, including any dividends or other distributions payable pursuant to Section 3.4(d) in accordance with the terms of this Article III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares, and in full satisfaction for the cancellation of the principal amount of the Company Notes.  At the First Effective Time, the stock and note transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock or Company Notes that were outstanding immediately prior to the First Effective Time.  If, after the First Effective Time, Certificates are presented to the First Step Surviving Company or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares or Company Notes, such Certificates or Book-Entry Shares or Company Notes shall be cancelled and exchanged as provided in this Article III.

(f)Fractional shares of Parent Preferred Stock issuable upon consummation of the First Merger shall be rounded up to the nearest thousandth.  Any fractional shares of Parent Preferred Stock that a holder of shares of Company Common Stock or Company Notes is entitled to receive (through multiple Certificates or Book-Entry Shares or otherwise) issuable upon the conversion of shares of Company Common Stock or Company Notes shall be aggregated together first and prior to issuing fractional shares.

(g)Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares six (6) months after the First Effective Time shall be delivered to the Surviving Company, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares or Dissenting Shares) shall thereafter look only to the Surviving Company, as general creditors thereof, for payment of the First Merger

Consideration, any unpaid dividends or other distributions payable pursuant to Section 3.4(d)  (subject to abandoned property, escheat or other similar laws), without interest.

(h)None of Parent, the First Step Surviving Company, the Surviving Company, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Parent Capital Stock, dividends or other distributions with respect thereto properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificates shall not have been exchanged prior to two years after the First Effective Time (or immediately prior to such earlier date on which the related First Merger Consideration (and all dividends or other distributions with respect to shares of Parent Capital Stock) would otherwise escheat to or become the property of any Governmental Entity), any such First Merger Consideration (and such dividends, distributions and cash) in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(i)The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis.  Any interest and other income resulting from such investments shall be paid to Parent.

(j)If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the First Step Surviving Company with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the First Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 3.4(d).

Section 3.5Withholding Rights.  Parent, First Merger Sub, the First Step Surviving Company, the Surviving Company and the Exchange Agent shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of shares of Company Common Stock or otherwise pursuant to this Agreement such amounts as Parent, First Merger Sub, the First Step Surviving Company, the Surviving Company or the Exchange Agent reasonably determines it is required to deduct and withheld under the Code, or any provision of state, local or foreign Tax Law.  To the extent that amounts are so deducted and withheld and are remitted to the applicable Taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 3.6Dissenters Rights.  Notwithstanding anything in this Agreement to the contrary, each share of the Company Common Stock (other than Excluded Shares) outstanding immediately prior to the First Effective Time and held by a holder who is entitled to demand and who properly demands appraisal for such shares of the Company Common Stock in accordance with Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the First Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL.  If any such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the First Effective Time into the right to receive the portion of the First Merger Consideration, if any, to which such holder is entitled pursuant to Section 3.1(a)(i), without interest.  The Company shall give Parent (a) prompt notice of any demands received by the Company for appraisal of any shares of the Company Common Stock issued and outstanding immediately prior to the First Effective Time, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights to appraisal with respect to the First Merger and (b) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL.  The Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 3.7Reservation of Parent Common Stock. Parent shall, subject to receipt of the Parent Stockholder Approval (as defined in Section 5.4) of the Parent Stockholder Matters (as defined in Section 6.2(a)), reserve for issuance upon conversion of the Parent Preferred Stock 15,403,255 shares of Parent Common Stock, plus the Rounding Shares.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent (the “Company Disclosure Letter” ) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company represents and warrants to Parent and Merger Subs as of the Amendment Date as follows:

Section 4.1Organization, Standing and Power.

(a)The Company (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, results of operations of the Company, taken as a whole, or (B) materially impairs the ability of the Company to consummate, the Merger or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (A) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industry in which the Company operates, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war, armed hostilities, acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in, or compliance with or action taken for the purpose of complying with, any Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of this Agreement or the pendency of the transactions contemplated by this Agreement, or (5) any specific action taken (or omitted to be taken) by the Company as required by this Agreement or at the direction of or with the express written consent of Parent; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the Company, taken as a whole, as compared to other participants in the industry in which the Company operates.

(b)The Company has previously made available to Parent true and complete copies of the Company’s Amended and Restated Certificate of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.  The Company is not in violation of any provision of the Company Charter or Company Bylaws.  Except with respect to the extent relating to the transactions contemplated by this Agreement or in draft form and except as may be redacted to preserve a privilege (including attorney-client privilege), the Company has made available to Parent true and complete copies of the minutes of all meetings of the Company’s stockholders, the Board of Directors of the Company (the “Company Board”) and each committee of the Company Board held since January 1, 2020.

Section 4.2Capital Stock .

(a)The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 7,500,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”).  As of the date hereof, (i) 10,096,055 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 1,124,000 shares of Company Common Stock were subject to outstanding Company Options, and (iv) no shares of Company Preferred Stock were issued and outstanding.  All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.  Except as set forth in Section 4.2(a) of the Company Disclosure Letter and the Company Notes described on Schedule I, the Company does not have outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company on any matter.  Except as set forth above in this Section 4.2(a), there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company, or obligations of the Company to issue, any shares of capital stock of the Company, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or rights or interests described in the preceding clause (C), or (E) obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.  There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company.

(b)Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the date hereof, of outstanding Company Options, and other similar rights to purchase or receive shares of Company Common Stock or similar rights granted under the Company Equity Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, and whether (and to what extent) the vesting of such Company Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the Merger and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger.  Each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies (without reference to the applicable $100,000 limitation) and the exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option.  The Company has made available to Parent true and complete copies of all Company Equity Plans and the forms of all award agreements evidencing outstanding Company Stock Awards.  The Company does not sponsor, maintain or administer any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Company Equity Plan.  The Company is under no obligation to issue shares of Company Common Stock pursuant to any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Company Equity Plan.

Section 4.3No Subsidiaries.  The Company does not have any Subsidiaries.  The Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4Authority.

(a)The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the Company Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Subs, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)The Company Board, in an action by unanimous written consent or at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption, and (iv) resolving to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)The affirmative vote (or written consent) of (a) the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholder Written Consent and entitled to vote thereon, voting as a single class, (the “Company Stockholder Approval”), is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Merger.  Other than the Company Stockholder Approval, no vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger. The Company Stockholder Written Consent became effective upon the execution of this Agreement by the parties hereto and provided the Company Stockholder Approval. No other corporate proceedings by the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

Section 4.5No Conflict; Consents and Approvals.

(a)Except as set forth in Section 4.5(a) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, option, right of first refusal, encumbrance or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) in or upon any of the properties, assets or rights of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, (ii) any material bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company is a party or by which the Company or any of its properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) applicable to the Company or by which the Company or any of its properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the First Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (ii) the filing of the Second Certificate of Merger with the Delaware Secretary of State as required by the DGCL and the DLLCA, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.6Financial Statements.

(a)True and complete copies of the audited balance sheet of the Company as at December 31, 2021 and December 31, 2020, and the related audited statements of operations, statements of redeemable convertible preferred stock and stockholders’ deficit and statements of cash flows, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Company Financial Statements”) and the unaudited balance sheet of the Company as at September 30, 2022, and the related unaudited statements of operations, statements of redeemable convertible preferred stock and stockholders’ deficit and statements of cash flows, together with all related notes and schedules thereto (collectively referred to as the “Company Interim Financial Statements”), are attached hereto as Section 4.6(a) of the Company Disclosure Letter.  Each of the Company Financial Statements and the Company Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company; (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP” ) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except that the Company Interim Financial Statements may not contain footnotes and are subject to normal and recurring year-end adjustments that would not, individually or in the aggregate, reasonably be expected to be material to the Company); and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Company Interim Financial Statements, to normal and recurring year-end adjustments that would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(b)Except as set forth in Section 4.6(b) of the Company Disclosure Letter and except as and to the extent accrued or reserved against in the audited balance sheet of the Company as at December 31, 2021 (such balance sheet, together with all related notes and schedules thereto, the “Company Balance Sheet”), the Company does not have any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether or not required by GAAP to be reflected in a balance sheet, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, that would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(c)The books of account and financial records of the Company are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.

(d)The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain accountability of the Company’s assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences.  The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(e)Except as set forth in Section 4.6(e) of the Company Disclosure Letter, since January 1, 2022, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.7RESERVED.

Section 4.8Absence of Certain Changes or Events.  Except as set forth in Section 4.8 of the Company Disclosure Letter, since December 31, 2021: (i) except in connection with the execution of this Agreement, the discussions, negotiations and transactions related thereto, and the consummation of the transactions contemplated hereby, the Company has conducted its business only in the ordinary course consistent with past practice; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; and (iii) the Company has not:

(a)(i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of the Company or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests (other than the issuance of shares of the Company Common Stock upon the exercise of Company Options, in accordance with their terms, except for acquisitions of Company Common Stock in satisfaction by holders of Company Options of the applicable exercise price and/or withholding Taxes);

(b)amended or otherwise changed, or authorized or proposed to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents);

(c)adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d)changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets.

Section 4.9Litigation.  There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) (or basis therefor) pending or, to the knowledge of the Company, threatened against or affecting the Company, its properties or assets, or any present or former officer, director or employee of the Company in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $100,000 and (b) does not seek material injunctive or other non-monetary relief.  Neither the Company nor any of its properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.  There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.10Compliance with Laws.  The Company is in compliance in all material respects with all Laws applicable to its business, operations, properties or assets.  The Company has not received, since January 1, 2019, a written notice or other written communication alleging or relating to a possible material violation of any Law applicable to its business, operations, properties, assets or Company Products (as defined below).  The Company has in effect all material permits, licenses, variances, exemptions, applications, approvals, clearances, authorizations, registrations, formulary listings, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate its properties and assets and to carry on its businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 4.11Health Care Regulatory Matters.

(a)The Company, and to the knowledge of the Company, each of its directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are in material compliance with all health care laws to the extent applicable to the Company or any of its products or activities, including, but not limited to the following: the Federal Food, Drug & Cosmetic Act (“FDCA”); the Public Health Service Act (42 U.S.C. § 201 et seq.), including the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a); the Federal Trade Commission Act (15 U.S.C. § 41 et seq.); the Controlled Substances Act (21 U.S.C. § 801 et seq.); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil monetary penalties law (42 U.S.C. § 1320a-7a); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Stark law (42 U.S.C. § 1395nn); the Criminal Health Care Fraud Statute (18 U.S.C. § 1347); the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.); the exclusion laws (42 U.S.C. § 1320a-7); Medicare (Title XVIII of the Social Security Act); Medicaid (Title XIX of the Social Security Act); and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 18001 et seq.); any regulations promulgated pursuant to such laws; and any other state, federal or ex-U.S. laws, accreditation standards, or regulations governing the manufacturing, development, testing, labeling, advertising, marketing or distribution of biological products, kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care, clinical laboratory or diagnostic products or services, to the extent applicable to the Company (“Health Care Laws”).  To the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b)The Company is not party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c)All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the U.S. Food and Drug Administration (“FDA”) or other Governmental Entity relating to products that are regulated as medical devices or other healthcare products under Health Care Laws, including biological candidates, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed and/or distributed by the Company (“Company Products”), including, without limitation, investigational device exemptions, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity.  The Company does not have knowledge of any facts or circumstances that would be reasonably likely to lead the revocation, suspension, limitation, or cancellation of a Permit required under Health Care Laws.

(d)All preclinical studies and clinical trials conducted by or, to the knowledge of the Company, on behalf of the Company have been, and if still pending are being, conducted in compliance with research protocols and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312, and 314.  No clinical trial conducted by or on behalf of the Company has been conducted using any clinical investigators who have been disqualified.  No clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion, and no clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company has placed a clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Company Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws.

(e)All manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of the Company have been and are being conducted in material compliance with all Permits under applicable Health Care Laws, all applicable provisions of the FDA’s current good manufacturing practice (cGMP) regulations for biological products at 21 C.F.R. Parts 600 and 610 and all comparable foreign regulatory requirements of any Governmental Entity.

(f)The Company has not received any written communication that relates to an alleged violation or non-compliance with any Health Care Laws, including any written notification of any pending or, to the knowledge of the Company, threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, or any action by a Governmental Entity relating to any Health Care Laws.  All Warning Letters, Form-483 observations, or comparable findings from other Governmental Entities listed in Section 4.11 of the Company Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(g)There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution relating to the Company Products required or requested by a Governmental Entity, or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company Products, or any adverse experiences relating to the Company Products that have been reported to FDA or other Governmental Entity

(“Safety Notices”), and, to the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to a Safety Notice.  All Safety Notices listed in Section 4.11(g) of the Company Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(h)There are no unresolved Safety Notices, and to the knowledge the Company, there are no facts that would be reasonably likely to result in a material Safety Notice with respect to the Company Products or a termination or suspension of developing and testing of any of the Company Products.

(i)Neither the Company, nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”).  None of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j)All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by the Company have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(k)Neither the Company nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company has committed any act, made any statement or failed to make any statement that violates the Federal Anti-Kickback Statute, 28 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, other Drug or Health Laws, or any other similar federal, state, or ex-U.S. law applicable in the jurisdictions in which the Company Products are sold or intended to be sold.

(l)Neither the Company nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar law applicable in other jurisdictions in which the Company Products are sold or intended to be sold.  Neither the Company nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

Section 4.12Benefit Plans.

(a)Section 4.12(a) of the Company Disclosure Letter contains a true and complete list of each material “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of the Company (or any of their dependents) has any present or future right to compensation or benefits or the Company sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.”   The Company has provided or made available to Parent a current, accurate and complete copy of each material Company Plan, or if such Company Plan is not in written form, a written summary of all of the material terms of such Company Plan.  With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of the Company concerning the extent of the benefits provided under a Company Plan, and (iv) for the three most recent years and as applicable (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b)Neither the Company or any member of its Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c)With respect to the Company Plans:

(i)each Company Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii)each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred to the knowledge of the Company since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred to the knowledge of the Company that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

(iii)there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits);

(iv)none of the Company Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of the Company or any members of its Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any employee or former employee of the Company (either individually or to Company employees as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;

(v)each Company Plan is subject exclusively to United States Law; and

(vi)the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of the Company to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(d)The Company is not a party to any agreement, contract, arrangement or plan (including any Company Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code.  There is no agreement, plan or other arrangement to which the Company is a party or by which the Company is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e)Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such Company Plan) so that no amount paid or payable pursuant to any such Company Plan is subject to any additional Tax or interest under Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law).

Section 4.13Labor and Employment Matters.

(a)The Company is and for the past three (3) years has been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans.  During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company by employees.

(b)No employee of the Company is covered by an effective or pending collective bargaining agreement or similar labor agreement.  To the knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company.  There are no (i) unfair labor practice charges or complaints against the Company pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company, no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company that arose out of or under any collective bargaining agreement.

(c)No current employee or officer of the Company has given the Company written notice that such employee or officer intends to terminate his or her employment relationship with the Company in connection with or as a result of the transactions contemplated hereby.

(d)During the preceding three (3) years, (i) the Company has not effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) the Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.  The Company currently properly classifies and for the past three (3) years has properly classified its employees as exempt or non-exempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by the Company within the past three (3) years should have been properly classified as an employee under applicable law.

(e)There are no Actions against the Company pending, or to the Company’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in the Company incurring a material liability.

(f)The execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company is a party.

(g)During the preceding three (3) years, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of the Company, threatened against the Company or any of its respective current or former directors, officers or senior level management employees, (ii) to the knowledge of the Company, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) the Company has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their directors, officers or employees described in clause (i) hereof or any independent contractor.

(h)The Company is and has at all relevant times been in material compliance with (i) COVID-19 related Laws, standards, regulations, orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other Governmental Entity; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Act) and any other applicable COVID-19 related leave Law, whether state, local or otherwise.

Section 4.14Environmental Matters.

(a)Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company has conducted their respective businesses in compliance in all material respect with all, and have not materially violated any, applicable Environmental Laws; (ii) the Company has obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by the Company or, to the knowledge of the Company, any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company under applicable Environmental Laws; (iv) the Company has not received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company is in material violation of, or materially liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any material liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or as a result of any operations or activities of the Company at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company under any Environmental Law; and (vi) neither the Company nor any of its respective properties or facilities are subject to, or, to the knowledge of the Company, are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b)As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c)As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

Section 4.15Taxes.

(a)The Company has (i) filed all income and other material Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all material Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b)All material Taxes not yet due and payable by the Company as of the date of the Company Balance Sheet have been, in all respects, properly accrued in accordance with GAAP on the Company Financial Statements, and such Company Financial Statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by the Company through the date of such financial statements.  Since the date of the Company Financial Statements, the Company has not incurred, individually or in the aggregate, any liability for Taxes outside the ordinary course of business consistent with past practice.

(c)The Company has not executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d)No material audits or other investigations, proceedings, claims, assessments or examinations by any Governmental Entity (each, a “Tax Action”) with respect to Taxes or any Tax Return of the Company are presently in progress or have been asserted, threatened or proposed in writing and to the knowledge of the Company, no such Tax Action is being contemplated.  No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against the Company by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e)Subject to exceptions as would not be material, the Company has timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f)The Company has not engaged in a “reportable transaction” as set forth in Treasury Regulations § 1.6011-4(b).

(g)The Company (i) is not a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation, other than any such agreement or obligation which is a customary commercial agreement obligation entered into in the ordinary course of business with vendors, lessors, lenders or the like the primary purpose of which is unrelated to Taxes (each, an “Ordinary Course Agreement” ); (ii) is or has been a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than the Company) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract or otherwise by operation of Law; or (iv) is or has been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h)No private letter rulings, technical advice memoranda, or similar material agreements or rulings have been requested, entered into or issued by any taxing authority with respect to the Company which rulings remain in effect.

(i)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts reflected in the Company Balance Sheet, or received in the ordinary course of business since the date of the Company Balance Sheet, (v) to the Company’s knowledge, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) or (vi) an election under Section 965 of the Code, or (vii) the application of Sections 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(j)No non-U.S. Subsidiary of the Company (i) has recognized or is expected to recognize any material amount of “subpart F income” as defined in Section 952 of the Code, or

(ii) has recognized or is expected to recognize any material amount of income under Section 951A of the Code. No non-U.S. Subsidiary of the Company has recognized or is expected to recognize any material amount of income from the ownership or sale of any “United States real property interest” within the meaning of Section 897 of the Code.

(k)There are no liens for Taxes upon any of the assets of the Company other than Liens described in clause (i) of the definition of Permitted Liens.

(l)The Company has not distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m)The Company has not been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)No material claim has been made in writing by any Governmental Entity in a jurisdiction where the Company does not currently file or has filed a Tax Return that the Company is or may be subject to taxation by such jurisdiction.

(o)There are no outstanding shares of company stock issued in connection with the performance of services (within the meaning of Section 83 of the Code) that immediately prior to the First Effective Time are subject to a substantial risk of forfeiture (as such terms are defined in Section 83 of the Code) or for which a valid election under Section 83(b) of the Code has not been made.

(p)To the Company’s knowledge, the Company has not been, is not, and immediately prior to the First Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(q)The Company has not taken any action (or agreed to take any action) nor does it know of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a transaction qualifying for the Intended Tax Treatment.

For purposes of this Section 4.15, where the context permits, each reference to the Company shall include a reference to any person for whose Taxes the Company is liable under applicable Law.

Section 4.16Contracts.

(a)As of the date of this Agreement, there are no contracts that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S‑K under the Securities Act of 1933 (“Securities Act”)), with respect to the Company (assuming the Company was subject to the requirements of the Securities Exchange Act of 1934 (“Exchange Act”)), other than those contracts identified in Section 4.16 of the Company Disclosure Letter, which, for the avoidance of doubt, shall exclude any Company Plans (all such contracts, “Material Contracts”).

(b)(i) Each Material Contract is valid and binding on the Company and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) the Company, and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract; and (iii) there is no material default under any Material Contract by the Company or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company received any notice of any such material default, event or condition.  The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto.

Section 4.17Insurance.  The Company is covered by valid and currently effective insurance policies issued in favor of the Company that are customary and adequate for companies of similar size in the industry and locations in which the Company operates.  Section 4.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company, or pursuant to which the Company is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force.  With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) the Company is not in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation.  No notice of cancellation or termination has been received with respect to any such policy, nor, to the knowledge of the Company, will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

Section 4.18Properties.

(a)The Company has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for the Company to conduct its business as currently conducted, free and clear of all Liens other than (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company consistent with past practice and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company as currently conducted (“Permitted Liens”).  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the tangible personal property currently used in the operation of the business of the Company is in good working order (reasonable wear and tear excepted).

(b)The Company has complied in all material respects with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  The Company enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c)Section 4.18(c) of the Company Disclosure Letter sets forth a true and complete list of (i) all real property owned by the Company and (ii) all real property leased for the benefit of the Company.

(d)This Section 4.18 does not relate to intellectual property, which is the subject of Section 4.19.

Section 4.19Intellectual Property.

(a)Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) material patents and patent applications; (ii) material trademark registrations and applications; and (iii) material copyright registrations and applications, in each case owned by the Company (collectively, “Company Registered IP”) and a true and complete list of all domain names owned or exclusively licensed by the Company.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (A) all of the Company Registered IP is subsisting and, in the case of any Company Registered IP that is registered or issued and to the knowledge of the Company, valid and enforceable, (B) no Company Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is threatened with respect to any of the Company Registered IP and (C) the Company owns exclusively, free and clear of any and all Liens (other than Permitted Liens), all Company Owned IP, including all Intellectual Property created on behalf of the Company by employees or independent contractors.

(b)Section 4.19(b) of the Company Disclosure Letter accurately identifies (i) all contracts pursuant to which any Company Registered IP are licensed to the Company (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and its employees in Company’s standard form thereof), (ii) the corresponding Company contract pursuant to which such Company Registered IP are licensed to the Company and (iii) whether the license or licenses granted to the Company are exclusive or nonexclusive.

(c)Section 4.19(c) of the Company Disclosure Letter accurately identifies each Company contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Registered IP (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company Registered IP nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Company’s benefit).

(d)To the knowledge of Company, the Company Registered IP constitutes all Intellectual Property necessary for Company to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property.

(e)The Company has taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material Trade Secret of the Company, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information.

(f)Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) to the knowledge of the Company, the conduct of the businesses of the Company, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Company, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) the Company has not received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred and (iii) to the knowledge of the Company, no Person is infringing, misappropriating, or diluting in any material respect any Company Registered IP.

(g)Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company has taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems used by the Company (the “IT Systems”) and the information and transactions stored or contained therein or transmitted thereby, (ii) to the knowledge of the Company, during the past two (2) years, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data and (iii) during the past two (2) years, there have been no material failures, crashes, viruses, security breaches (including any unauthorized access to any personally identifiable information), affecting the IT Systems.

(h)Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) to the knowledge of the Company, the Company has at all times complied in all material respects with all applicable Laws relating to privacy, data protection, and the collection, retention, protection, and use of information that alone or in combination with other information can be used to identify an individual (“Personal Information”) collected, used, or held for use by the Company (collectively, “Privacy Laws”), (ii) during the past two (2) years, no claims have been asserted or, to the knowledge of the Company, threatened in writing against the Company alleging a violation of any Person’s privacy or Personal Information, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any Privacy Laws and (iv) the Company has taken commercially reasonable steps to protect the Personal Information collected, used or held for use by the Company against loss and unauthorized access, use, modification, disclosure or other misuse.

(i)To the knowledge of the Company, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Owned IP, to the knowledge of the Company, exclusively licensed to the Company, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of the Company, any claim or right in or to such Intellectual Property.

(j)The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of the Company’s rights or obligations under any agreement under which the Company grants to any Person, or any Person grants to the Company, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of the Company.

Section 4.20State Takeover Statutes.  As of the date hereof and at all times on or prior to the First Effective Time, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby and will not restrict, impair or delay the ability of Parent or Merger Subs, after the First Effective Time, to vote or otherwise exercise all rights as a stockholder of the Company.  No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the First Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 4.21No Rights Plan.  There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.22Related Party Transactions.  Since January 1, 2019 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company, on the one hand, and the Affiliates of the Company, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (assuming the Company was subject to the requirements of the Exchange Act), other than those transactions, agreements, arrangements or understandings identified in Section 4.16 or Section 4.22 of the Company Disclosure Letter.

Section 4.23Certain Payments.  Neither the Company nor, to the knowledge of the Company, any of its respective directors, executives, representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”) (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.24Brokers.  No broker, investment banker, financial advisor or other Person, other than as set forth on Section 4.24 of the Company Disclosure Letter, the fees and expenses of which will be paid by the Company, or following the First Effective Time, Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates.  The Company has furnished to Parent a true and complete copy of any Contract between the Company and any Person identified on Section 4.24 of the Company Disclosure Letter pursuant to which such Person could be entitled to any payment from the Company relating to the transactions contemplated hereby.

Section 4.25RESERVED.

Section 4.26No Other Representations and Warranties.  Except for the representations and warranties contained in Article V, the Company acknowledges and agrees that none of Parent, Merger Subs or any other Person on behalf of Parent or Merger Subs makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, its Subsidiaries or any other Person on behalf of Parent or Merger Subs makes any representation or warranty with respect to any projections or forecasts delivered or made available to the Company or any of its Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent (including any such projections or forecasts made available to the Company and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and the Company has not relied on any such information or any representation or warranty not set forth in Article V.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except (a) as disclosed in the Parent SEC Documents on or prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the corresponding section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter” ) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), each of Parent and the Merger Subs represent and warrant to the Company as follows:

Section 5.1Organization, Standing and Power.

(a)Each of Parent and First Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.  Each of Parent, First Merger Sub and Second Merger Sub (x) has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (y) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (2), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of Parent and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of Parent or Merger Subs to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (A) only, Parent Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which the Parent and its Subsidiaries operate, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of this Agreement, or (5) any specific action taken (or omitted to be taken) by the Parent at or with the express written consent of the Company; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to Parent and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Parent and its Subsidiaries operate.

(b)Parent has previously made available to the Company true and complete copies of the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each of Parent and Merger Subs, and the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each other Subsidiary of Parent, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect.  None of Parent, First Merger Sub or Second Merger Sub is in violation of any provision of its respective Certificate of Incorporation or Bylaws.  Except with respect to the extent relating to the transactions contemplated by this Agreement or in draft form and except as may be redacted to preserve an privilege (including attorney-client privilege), Parent has made available to the Company true and complete copies of the minutes of all meetings of Parent’s stockholders, the Board of Directors of Parent (the “Parent Board”) and each committee of the Parent Board held since January 1, 2020.

Section 5.2Capital Stock.

The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock. As of the Closing Date (the “Measurement Date”), (i) 2,161,288 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) no shares of Parent Preferred Stock were issued and outstanding, (iv) 692 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s 2018 Equity Incentive Plan (of which 631 shares were subject to outstanding options to purchase shares of Parent Common Stock (the “Parent Options” ) and 61 shares were subject to outstanding restricted stock units representing the right to receive shares of Parent Common Stock (the “Parent Restricted Stock Units”), (v) no shares were reserved for purchase pursuant to Parent’s 2018 Employee Stock Purchase Plan, (vi) 359 shares were reserved for issuance pursuant to Parent’s 2020 Inducement Equity Incentive Plan (of which 359 shares were subject to outstanding options to purchase shares of Parent Common Stock ), and (vii) 1,150,655 warrants to purchase Parent Common Stock (the “Parent Warrants”) were issued and outstanding, and 1,150,655 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Warrants. Except as set forth above in this Section 5.2(a), neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent or such Subsidiary on any matter.  Except as set forth above in this Section 5.2(a) and except for changes since the close of business on the Measurement Date resulting from the exercise of any options or warrants as described above, or from any publicly disclosed financing involving the sale of Parent Common Stock and/or securities convertible or exercisable into shares of Parent Common Stock (any such equity financing, a “Parent Financing”), as of the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent or its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent or its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock of Parent or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(b)The authorized capital stock of First Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding, all of which shares are beneficially owned by Parent.

(c)100% of the membership interests of Second Merger Sub are held by Parent.

(d)The shares of Parent Capital Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(e)No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Parent, to Parent’s knowledge, any Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable, or, to Parent’s knowledge after due inquiry, Ladenburg Thalmann & Co.  “Covered Person” means, with respect to Parent as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).

Section 5.3Subsidiaries.  Section 5.3 of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent, including its jurisdiction of incorporation or formation.  Each of Parent’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Liens other than Permitted Liens of Parent and its Subsidiaries.  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 5.4Authority.

(a)Each of Parent, First Merger Sub and Second Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby, including the issuance of the shares of Parent Preferred Stock to the holders of Company Common Stock and the Company Notes as First Merger Consideration and the assumption of the Assumed Options (the “Parent Capital Stock Issuance”), and the issuance of Parent Common Stock upon the conversion of Parent Preferred Stock, which issuance of Parent Common Stock is subject to the Parent Stockholder Approval (as defined below).  The execution, delivery and performance of this Agreement by Parent and Merger Subs and the consummation by Parent and Merger Subs of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Parent and Merger Subs and no other corporate proceedings on the part of Parent or Merger Subs are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject to, in the case of the Merger Conversion Proposal, the approval by at least the minimum number of voting shares of Parent Common Stock, including by proxy holders, as required pursuant to applicable law, the Bylaws of Parent, and the rules and regulations of the NYSE American, including Sections 712 and 713 of the NYSE American Listed Company Manual (the “Parent Stockholder Approval”).  This Agreement has been duly executed and delivered by Parent, First Merger Sub and Second Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent, First Merger Sub and Second Merger Sub, enforceable against each of Parent, First Merger Sub and Second Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)The Parent Board, at a meeting duly called and held at which a quorum of the directors of Parent were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent and its stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) resolving to recommend, upon the terms and subject to the conditions of this Agreement, that the stockholders of Parent vote to approve the conversion of the Parent Preferred Stock issued pursuant to this Agreement into shares of Parent Common Stock (the “Parent Stock Issuance Conversion”) in accordance with Sections 712 and 713 of the NYSE American Listed Company Manual, as well as the issuance of Parent Common Stock underlying the Assumed Options (provided, with respect to the Assumed Options, NYSE American rules so require) (the “Merger Conversion Proposal”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)The Parent Stockholder Approval is the only vote of the holders of any class or series of the Parent Common Stock or other securities required in connection with the consummation of the Merger and the other transactions contemplated hereby, including the Merger Conversion Proposal.  Other than the Parent Stockholder Approval, no vote of the holders of any class or series of Parent Common Stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Parent.

Section 5.5No Conflict; Consents and Approvals.

(a)Other than obtaining the Parent Stockholder Approval prior to the Parent Stock Issuance Conversion, the filing of the Certificate of Merger required by the DGCL and the filing of the Certificate of Designation, the execution, delivery and performance of this Agreement by each of Parent, First Merger Sub and Second Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Subs with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Subs under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or First Merger Sub, (ii) the Certificate of Formation or limited liability company agreement of Second Merger Sub, (iii) any material Contract to which Parent, First Merger Sub or Second Merger Sub is a party by which Parent, First Merger Sub, Second Merger Sub or any of their respective properties or assets may be bound, or (iv) subject to the governmental filings and other matters referred to in Section 4.4, any material Law or any rule or regulation of NYSE American applicable to Parent or Merger Subs or by which Parent, Merger Subs or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)Other than obtaining the Parent Stockholder Approval prior to the Parent Stock Issuance Conversion, no consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Subs in connection with the execution, delivery and performance of this Agreement by Parent or Merger Subs or the consummation by Parent or Merger Subs of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the First Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) the filing of the Second Certificate of Merger with the Delaware Secretary of State as required by the DGCL and the DLLCA, (v) the filing of the Certificate of Designation, (vi) any approvals required by NYSE American or the Financial Industry Regulatory Authority, other than a supplemental listing application for the shares of Parent Common Stock underlying the Assumed Options, which has been filed with and approved by the NYSE American, and (vii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)The Parent Board, the First Merger Sub board and the Second Merger Sub board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the transactions contemplated by this Agreement.  No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other transactions contemplated by this Agreement.

Section 5.6SEC Reports; Financial Statements.

(a)Parent has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2021 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”).  As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”),

as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10‑Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.  Since January 1, 2021, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act.  The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10‑K or Form 10‑Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)Parent and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a‑15(f) and 15d‑15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.  Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.  A true, correct and complete summary of any such disclosures made by management to Parent’s auditors and audit committee since January 1, 2020 is set forth as Section 5.6(d) of Parent Disclosure Letter.

(e)Since January 1, 2021, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of the Parent, any director, officer, employee, auditor, accountant or representative of the Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(f)As of the date of this Agreement, and other than with respect to comment letters received from the SEC staff to the preliminary proxy statement filed on September 23, 2022, as amended on November 4, 2022, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents.  To the knowledge of Parent, none of the Parent SEC Documents other than with respect to comment letters received from the SEC staff to the preliminary proxy statement filed on September 23, 2022, as amended on November 4, 2022, is subject to ongoing review or outstanding SEC comment or investigation.

(g)Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as such term is used in Instruction 8 to Item 303(b) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents.

(h)Parent is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act.

(i)No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.

(j)Parent has not been and is not currently a “shell company” as defined under either Rule 12b-2 under the Exchange Act or Section 101(e) of the NYSE American Listed Company Manual.

(k)Parent is, and since its first date of listing on NYSE American has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of NYSE American and Parent has not received any correspondence from NYSE American or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on NYSE American, other than as set forth in Section 5.6(k) of Parent Disclosure Letter.

Section 5.7No Undisclosed Liabilities.  Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as at December 31, 2021 included in the Annual Report on Form 10‑K filed by Parent with the SEC on March 24, 2022 (without giving effect to any amendment thereto filed on or after the date hereof) and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2021 that are not material to Parent and its Subsidiaries, taken as a whole.

Section 5.8Absence of Certain Changes or Events.  Since December 31, 2021, (i) except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, Parent and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and (iii) neither Parent nor any of its Subsidiaries have:

(a)(i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly-owned Subsidiary of Parent to its parent, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of Parent or its Subsidiary or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b)amended or otherwise changed, or authorized or proposed to amend or otherwise changed, its certificate of incorporation or by-laws (or similar organizational documents);

(c)adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d)changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalued any of its material assets.

Section 5.9Litigation.  There is no Action (or basis therefor) pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $100,000 and (b) does not seek material injunctive or other non-monetary relief.  Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.  There is no Action pending or, to the knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 5.10Compliance with Law.  Parent and each of its Subsidiaries are and have been in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets.  None of Parent or any of its Subsidiaries has received, since January 1, 2020, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties, assets or Parent Products (as defined below).  Parent and each of its Subsidiaries have in effect all material Permits of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 5.11Health Care Regulatory Matters.

(a)Parent, and to the knowledge of Parent, each of its directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are, and at all times prior hereto were, in material compliance with all health care laws to the extent applicable to Parent or any of its products or activities, including, but not limited to the Health Care Laws, to the extent applicable to Parent.  To the knowledge of Parent, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b)Parent is, and has at all relevant times been, in compliance with the Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and Parent, dated December 28, 2020 and Parent is not a party to any other corporate integrity agreements nor is Parent a party to any monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c)All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other Governmental Entity relating to products that are regulated as drugs, medical devices, or other healthcare products under Health Care Laws, including medical devices, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed, marketed, sold and/or distributed by Parent or any of its Subsidiaries (“Parent Products” ), including, without limitation, investigational device exemptions, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity.  Parent does not have knowledge of any facts or circumstances that would be reasonably likely to lead the revocation, suspension, limitation, or cancellation of a Permit required under Health Care Laws.

(d)All preclinical studies and clinical trials conducted by or, to the knowledge of Parent, on behalf of Parent have been, and if still pending are being, conducted in compliance with research protocols and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312, 314 and 812.  No clinical trial conducted by or on behalf of Parent has been conducted using any clinical investigators who have been disqualified.  No clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion, and no clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of Parent has placed a clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Parent Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws.

(e)All manufacturing operations conducted by or, to the knowledge of Parent, for the benefit of Parent have been and are being conducted in material compliance with all Permits under applicable Health Care Laws, all applicable provisions of the FDA’s current good manufacturing practice (cGMP) regulations at 21 C.F.R. Parts 210-211 and Parts 600 and 610 and FDA’s Quality System (QS) regulations at 21 C.F.R. Part 820, and all comparable foreign regulatory requirements of any Governmental Entity.

(f)Parent has not received any written communication that relates to an alleged violation or non-compliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, or any action by a Governmental Entity relating to any Health Care Laws.  All Warning Letters, Form-483 observations, or comparable findings from other Governmental Entities listed in Section 5.11 of the Parent Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(g)There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution relating to the Parent Products required or requested by a Governmental Entity, or other Safety Notices, and, to the knowledge of Parent, there are no facts or circumstances that reasonably would be expected to give rise to a Safety Notice.  All Safety Notices listed in Section 5.11(g) of the Parent Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(h)Except as set forth in Section 5.11(g) of the Parent Disclosure Letter, there are no unresolved Safety Notices, and to the knowledge Parent, there are no facts that would be reasonably likely to result in a material Safety Notice with respect to the Parent Products or a termination or suspension of developing and testing of any of the Parent Products.

(i)Neither Parent, nor, to the knowledge of Parent, any officer, employee, agent, or distributor of Parent has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its FDA Ethics Policy.  None of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j)All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by Parent have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(k)Neither Parent nor, to the knowledge of Parent, any officer, employee, agent, or distributor of Parent has committed any act, made any statement or failed to make any statement that violates the Federal Anti-Kickback Statute, 28 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, other Drug or Health Laws, or any other similar federal, state, or ex-U.S. law applicable in the jurisdictions in which the Parent Products are sold or intended to be sold.

(l)Neither Parent nor, to the knowledge of Parent, any officer, employee, agent, or distributor of Parent has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar law applicable in other jurisdictions in which the Parent Products are sold or intended to be sold.  Neither Parent nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

Section 5.12Benefit Plans.

(a)Section 5.12(a) of the Parent Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of Parent or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or Parent or its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Parent Plans.”   Parent has provided or made available to the Company a current, accurate and complete copy of each Parent Plan, or if such Parent Plan is not in written form, a written summary of all of the material terms of such Parent Plan.  With respect to each Parent Plan, Parent has furnished or made available to the Company a current, accurate and complete copy of, to the extent applicable:  (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of Parent or its Subsidiaries concerning the extent of the benefits provided under a Parent Plan, and (iv) for the three most recent years and as applicable (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b)Neither Parent, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to:  (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c)With respect to the Parent Plans:

(i)each Parent Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii)each Parent Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred to the knowledge of the Parent since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred to the knowledge of the Parent that would reasonably be expected to result in the loss of the qualified status of such Parent Plan;

(iii)there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Parent, threatened, relating to the Parent Plans, any fiduciaries thereof with respect to their duties to Parent Plans or the assets of any of the trusts under any of Parent Plans (other than routine claims for benefits) nor, to Parent’s knowledge, are there facts or circumstances that exist that could reasonably give rise to any such actions;

(iv)none of the Parent Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA, and none of Parent, its Subsidiaries or any members of their Parent Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;

(v)each Parent Plan is subject exclusively to United States Law; and

(vi)the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of Parent or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(d)Neither Parent nor any Subsidiary is a party to any agreement, contract, arrangement or plan (including any Parent Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code.  There is no agreement, plan or other arrangement to which any of Parent or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

Section 5.13Labor and Employment Matters.

(a)Parent and its Subsidiaries are and for the past three (3) years have been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans.  During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of Parent, threatened, any labor dispute, work stoppage, labor strike or lockout against Parent or any of its Subsidiaries by employees.

(b)No employee of Parent or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement.  To the knowledge of Parent, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of Parent or any of its Subsidiaries.  There are no (i) unfair labor practice charges or complaints against Parent or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of Parent no such representations, claims or petitions are threatened,

(ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against Parent or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c)To the knowledge of Parent, no current key employee or officer of Parent or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity in connection with or as a result of the transactions contemplated hereby.

(d)During the preceding three (3) years, (i) neither Parent nor any Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with Parent or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither Parent nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.  The Parent and its Subsidiaries currently properly classify and for the past three (3) years have properly classified its and their employees as exempt or non-exempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by Parent or any Subsidiary within the past three (3) years should have been properly classified as an employee under applicable law.

(e)Except as set forth on Section 5.13(e) of the Parent Disclosure Letter, with respect to any current or former employee, officer, consultant or other service provider of Parent, there are no Actions against Parent or any of its Subsidiaries pending, or to Parent’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of Parent, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in Parent incurring a material liability.

(f)Except as set forth on Section 5.13(f) of the Parent Disclosure Letter or with respect to any Parent Plan (which subject is addressed in Section 5.12 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which Parent or any of its Subsidiaries is a party.

(g)During the preceding three (3) years, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of Parent, threatened against Parent or any of its respective current or former directors, officers or senior level management employees, (ii) to the knowledge of Parent, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) Parent has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their directors, officers or employees described in clause (i) hereof or any independent contractor.

(h)Parent and its Subsidiaries are and have at all relevant times been in compliance with (i) COVID-19 related Laws, standards, regulations, orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other Governmental Entity; and (ii) the Families First Coronavirus Response Act and any other applicable COVID-19 related leave Law, whether state, local or otherwise.

Section 5.14Environmental Matters.

(a)Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) Parent and its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by Parent or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Parent or any of its Subsidiaries under applicable Environmental Laws; (iv) neither Parent nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that Parent or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries at any location and, to the knowledge of Parent, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Parent or any of its Subsidiaries under any Environmental Law; and (vi) neither Parent, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

Section 5.15Taxes.

(a)Parent has (i) filed all income and other material Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all material Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b)All material Taxes not yet due and payable by Parent as of the date of the balance sheet included in the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents have been, in all respects, properly accrued in accordance with GAAP on the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, and such financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by Parent through the date of such financial statements.  Since the date of financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, Parent has not incurred, individually or in the aggregate, any liability for Taxes outside the ordinary course of business consistent with past practice.

(c)Parent has not executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d)No material Tax Action with respect to Taxes or any Tax Return of Parent are presently in progress or have been asserted, threatened or proposed in writing and to the knowledge of Parent, no such Tax Action is being contemplated.  No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against Parent by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e)Subject to exceptions as would not be material, the Parent has timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f)Parent has not engaged in a “reportable transaction” as set forth in Treasury Regulations § 1.6011-4(b).

(g)Parent (i) is not a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation other than any Ordinary Course Agreement; (ii) is or has been a member of a group (other than a group the common parent of which is Parent) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than Parent) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract, or otherwise by operation of Law; or (iv) is or has been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h)No private letter rulings, technical advice memoranda, or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to Parent which rulings remain in effect.

(i)Parent will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheet included in the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, or received in the ordinary course of business since the date of such balance sheet, (v) to Parent’s knowledge, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), or (vi) an election under Section 965 of the Code, or (vii) the application of Sections 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(j)No non-U.S. Subsidiary of the Parent (i) has recognized or is expected to recognize any material amount of “subpart F income” as defined in Section 952 of the Code, or (ii) has recognized or is expected to recognize any material amount of income under Section 951A of the Code. No non-U.S. Subsidiary of the Company has recognized or is expected to recognize any material amount of income from the ownership or sale of any “United States real property interest” within the meaning of Section 897 of the Code.

(k)There are no liens for Taxes upon any of the assets of Parent other than Liens described in clause (i) of the definition of Permitted Liens.

(l)Parent has not distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m)Parent has not been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)No material claim has been made in writing by any Governmental Entity in a jurisdiction where Parent does not currently file or has filed a Tax Return that Parent is or may be subject to taxation by such jurisdiction

(o)There are no outstanding shares of company stock issued in connection with the performance of services (within the meaning of Section 83 of the Code) that immediately prior to the First Effective Time are subject to a substantial risk of forfeiture (as such terms are defined in Section 83 of the Code) or for which a valid election under Section 83(b) of the Code has not been made.

(p)To Parent’s knowledge, Parent has not been, is not, and immediately prior to the First Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(q)Parent has not taken any action nor knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a transaction qualifying for the Intended Tax Treatment.

For purposes of this Section 5.15, where the context permits, each reference to Parent shall include a reference to any person for whose Taxes Parent is liable under applicable law.

Section 5.16Contracts.

(a)Except as set forth in the Parent SEC Documents publicly available prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or is bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act excluding, however, any Company Plans) (all such contracts, “Parent Material Contracts”).

(b)Each Parent Material Contract is valid and binding on Parent and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) Parent and each of its Subsidiaries, and, to the knowledge of Parent, each other party thereto, has performed all material obligations required to be performed by it under each Parent Material Contract; and (iii) there is no material default under any Parent Material Contract by Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto under any such Parent Material Contract, nor has Parent or any of its Subsidiaries received any notice of any such material default, event or condition.  Parent has made available to the Company true and complete copies of all Parent Material Contracts, including all amendments thereto.

Section 5.17Insurance . (a) Each of Parent and its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of Parent or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which Parent operates.  Section 5.17 of the Parent Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of Parent or any of its Subsidiaries, or pursuant to which Parent or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force.  With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither Parent nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of Parent, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation.  No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

Section 5.18Properties.

(a)Parent or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for Parent and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than Permitted Liens.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the tangible personal property currently used in the operation of the business of Parent and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b)Each of Parent and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)Section 5.18(c) of the Parent Disclosure Letter sets forth a true and complete list of (i) all real property owned by Parent or any of its Subsidiaries and (ii) all real property leased for the benefit of Parent or any of its Subsidiaries.

(d)This Section 5.18 does not relate to intellectual property, which is the subject of Section 5.19.

Section 5.19Intellectual Property.

(a)Section 5.19(a) of the Parent Disclosure Letter sets forth a true and complete list of all (i) material patents and patent applications; (ii) material trademark registrations and applications; and (iii) material copyright registrations and applications, in each case owned by the Parent and its Subsidiaries (collectively, “Parent Registered IP”) and a true and complete list of all domain names owned or exclusively licensed by Parent and its Subsidiaries.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (i) all of the Parent Registered IP is subsisting and, in the case of any Parent Registered IP that is registered or issued and to the knowledge of Parent, valid and enforceable, (ii) no Parent Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Parent, no such action is threatened with respect to any of the Parent Registered IP and (iii) Parent or its Subsidiaries own exclusively, free and clear of any and all Liens (other than Permitted Liens), all Parent Owned IP, including all Intellectual Property created on behalf of Parent or its Subsidiaries by employees or independent contractors.

(b)Parent and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material Trade Secret of Parent or its Subsidiaries, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information.

(c)Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) to the knowledge of Parent, the conduct of the businesses of Parent and its Subsidiaries, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Parent or its Subsidiaries, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) neither Parent nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred and (iii) to the knowledge of Parent, no Person is infringing, misappropriating, or diluting in any material respect any Parent Registered IP.

(d)Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems used by Parent and its Subsidiaries (the “Parent IT Systems” ) and the information and transactions stored or contained therein or transmitted thereby, (ii) to the knowledge of Parent, during the past two (2) years, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data, and (iii) during the past two (2) years, there have been no material failures, crashes, viruses, security breaches (including any unauthorized access to any personally identifiable information), affecting the Parent IT Systems.

(e)Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) to the knowledge of Parent, Parent and its Subsidiaries have at all times complied in all material respects with all applicable Privacy Laws, (ii) during the past two (2) years, no claims have been asserted or, to the knowledge of Parent, threatened in writing against Parent alleging a violation of any Person’s privacy or Personal Information, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any Privacy Laws and (iv) Parent and its Subsidiaries have taken commercially reasonable steps to protect the Personal Information collected, used or held for use by Parent or its subsidiaries against loss and unauthorized access, use, modification, disclosure or other misuse.

(f)To the knowledge of Parent, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Parent Owned IP, to the knowledge of Parent, exclusively licensed to Parent, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of Parent, any claim or right in or to such Intellectual Property.  Except as set forth on Section 5.19(f) of the Parent Disclosure Letter, the execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of Parent’s or any Subsidiaries’ rights or obligations under any agreement under which Parent or any of its Subsidiaries grants to any Person, or any Person grants to Parent or any of its Subsidiaries, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of Parent or any of its Subsidiaries.

Section 5.20Related Party Transactions.  Since January 1, 2020 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and the Affiliates of Parent, on the other hand (other than Parent’s Subsidiaries) that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Parent SEC Documents.

Section 5.21Certain Payments.  Neither Parent nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Anti-Bribery Laws, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 5.22Brokers.  No broker, investment banker, financial advisor or other Person, other than Ladenburg Thalmann & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.  Parent has furnished to Company a true and complete copy of any Contract between the Parent and Ladenburg Thalmann & Co. pursuant to which Ladenburg Thalmann & Co. could be entitled to any payment from the Parent relating to the transactions contemplated hereby.

Section 5.23Opinion of Financial Advisor.  Parent Board has received the opinion of Objective Valuation, LLC, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the qualifications, limitations, assumptions and other matters set forth therein, the First Merger Consideration (which as used in such opinion means the aggregate number of shares of Parent Capital Stock issuable in the Merger to holders of shares of Company Common Stock and Company Notes upon the conversion of shares of Company Common Stock and Company Notes), is fair, from a financial point of view, to Parent, a signed true and complete copy of which opinion has been or will promptly be provided to the Company.

Section 5.24Merger Subs.  First Merger Sub was formed solely for the purpose of engaging in the First Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.  Second Merger Sub was formed solely for the purpose of engaging in the Second Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 5.25State Takeover Statutes.  No Takeover Laws or any similar anti-takeover provision in the Certificate of Incorporation or Bylaws of Parent applicable to Parent is, or at the First Effective Time will be, applicable to this Agreement, the Merger, the Parent Capital Stock Issuance, or any of the other transactions contemplated hereby.

Section 5.26No Other Representations or Warranties.  Except for the representations and warranties contained in, each of Parent, First Merger Sub and Second Merger Sub acknowledges and agrees that none Article IV of the Company or any other Person on behalf of the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company or any other Person on behalf of the Company makes any representation or warranty with respect to any projections or forecasts delivered or made available to Parent, First Merger Sub, Second Merger Sub or any of their respective Subsidiaries or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company (including any such projections or forecasts made available to Parent, First Merger Sub, Second Merger Sub or any of their respective Subsidiaries or Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and none of Parent, First Merger Sub or Second Merger Sub has relied on any such information or any representation or warranty not set forth in Article IV.

Article VI
COVENANTS

Section 6.1Proxy Statement.

(a)Promptly following the Amendment Date, Parent shall use commercially reasonable efforts to engage in communications with the SEC regarding the amendment and/or termination and subsequent refiling of a proxy statement relating to the Parent Stockholder Meeting to be held in connection with, among other matters (A) the Merger Conversion Proposal, with respect to the Merger and the issuance of Parent Common Stock pursuant to the terms of this Agreement (together with any amendments thereof or supplements thereto, the “Proxy Statement”), and (B) such other proposals as approved by Parent Board.  Parent shall use its reasonable best efforts to (i) cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and the NYSE American and (ii) respond promptly to any comments or requests of the SEC or its staff or the NYSE American relating to the Proxy Statement and the Initial Listing Application.

(b)Parent covenants and agrees that the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL.  If Parent, First Merger Sub, Second Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties with respect to Parent filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Parent.

(d)Parent shall use commercially reasonable efforts (x) to cause the shares of Parent Common Stock to be issued pursuant to the Parent Stock Issuance Conversion, together with the Parent Common Stock underlying Assumed Options, to be approved for listing on the NYSE American, subject to official notice of issuance, including through the filing of a “Additional Listing Application,” and (y) if required, to file an “Initial Listing Application,” and to receive all necessary approval for the Merger and the other transactions contemplated by this Agreement under Section 341 of the NYSE American Company Guide (the “Guide”), to the extent required by the NYSE American, on or before the date of the Parent Stockholder Meeting, and shall further take such commercially reasonable actions or refrain from taking such actions as may be reasonably required to avoid a delisting action from the NYSE American, including but not limited to any delisting pursuant to Section 1003 of the Guide.

Section 6.2Stockholders’ Meeting.

(a)Parent shall take any and all additional action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock to consider and vote to approve, among other matters, the Merger Conversion Proposal, pursuant to the terms of this Agreement (the “Parent Stockholder Matters” and such meeting, the “Parent Stockholder Meeting”).  The Parent shall use commercially reasonable efforts to cause the Parent Stockholder Meeting to be held within sixty (60) days of the Amendment Date.  Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Parent Stockholder Approval, whether or not a quorum would be present or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of thirty (30) days in connection with any postponements or adjournments.

(b)Parent agrees that, subject to the Parent Board’s compliance with its fiduciary duties under applicable Law, (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the time frame set forth in Section 6.2(a) above and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Matters.

(c)If Parent does not obtain Parent Stockholder Approval with respect to the Parent Stockholder Matters at the first Parent Stockholder Meeting, Parent shall use commercially reasonable efforts to call a meeting every ninety (90) days thereafter to seek Parent Stockholder Approval with respect to the Parent Stockholder Matters until such Parent Stockholder Approval is obtained, or unless the Board of Directors of Parent decides otherwise.

Section 6.3Indemnification, Exculpation and Insurance.

(a)From the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, each of Parent and the Surviving Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the First Effective Time, a director or officer of Parent or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the First Effective Time, in each case, to the fullest extent permitted under the DGCL and the DLLCA.  Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Company, jointly and severally, upon receipt by Parent or the Surviving Company from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL and the DLLCA, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the First Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the First Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. The certificate of formation and limited liability company agreement of the Surviving Company shall contain, and Parent shall cause the certificate of formation and limited liability company agreement of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c)From and after the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, (i) the Surviving Company shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time.

(d)From and after the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent.

(e)From and after the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 6.3 in connection with their enforcement of the rights provided to such persons in this Section 6.3.

(f)The provisions of this Section 6.3 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g)In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.3. Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 6.3.

Section 6.4Section 16 Matters.  Prior to the First Effective Time, each of Parent and the Company shall take all such steps as may be necessary or appropriate to cause the acquisitions of Parent Capital Stock (including derivative securities with respect to such Parent Capital Stock) resulting from the transactions contemplated by this Agreement by each individual who will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b‑3 promulgated under the Exchange Act.

Section 6.5Employee Matters.  At the First Effective Time, Parent shall assume the employment agreements or offer letters, as the case may be, for each of the employees of the Company set forth on Section 6.5 of the Company Disclosure Letter.

Section 6.6Tax Matters.

(a)Each of Parent and the Company will (and will cause its Affiliates to) (i) use all reasonable best efforts to cause the Merger to constitute as a transaction qualifying for the Intended Tax Treatment and (ii) not take any action or fail to take any action required hereby that could reasonably be expected to prevent or impede the Merger from qualifying as a transaction qualifying for the Intended Tax Treatment.  Parent shall not file (or cause its Affiliates, including the Company, to file) any U.S. federal, state or local Tax Return after the Closing Date in a manner that is inconsistent with the treatment of the Merger as a transaction qualifying for the Intended

Tax Treatment for U.S. federal, state income and other relevant Tax purposes, and shall not take any inconsistent position during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

(b)All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions contemplated hereby shall be borne and paid by the Company.  Unless otherwise required by applicable law, the Company shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company shall reasonably cooperate with respect thereto as necessary).

(c)On the Closing Date, the Company shall provide Parent with a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations § 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations § 1.897-2(h)(2).

Section 6.7Joint Stockholder Information Statement/Private Placement Memorandum. No later than 10 days following the Closing Date the Parent shall prepare and deliver a joint stockholder information statement/private placement memorandum (the “PPM/Joint Information Statement”) to the former Company stockholders and holders of Company Notes for purposes of (i) with respect to the Company stockholders, notifying such Company stockholders as required pursuant to Section 228(e) of the DGCL that the Company stockholders have acted by written consent in lieu of a meeting and the Company Stockholder Approval is effective and that any Company stockholder who has not signed such written consent has appraisal rights pursuant to Section 262(d)(2) of the DGCL, and (ii) serving as Parent’s private placement memorandum with respect to its issuance of Parent Common Stock in the Merger.

Section 6.8Calculation of Net Cash.  No later than the close of business on the last Business Day prior to the Closing Date, Parent will deliver to the Company a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Parent’s good faith, estimated calculation of Net Cash, including each component thereof (the “Net Cash Calculation”) as of the close of business on the last Business Day prior to the Closing Date (the “Parent Closing Net Cash”) prepared and certified by Parent’s principal financial or accounting officer. Parent shall make available to the Company (electronically), as requested by the Company, the work papers and back-up materials used or useful in preparing the Net Cash Schedule and, if reasonably requested by the Company, Parent’s accountants and counsel at reasonable times and upon reasonable notice.

Section 6.9Obligations of Merger Subs.  Parent will take all action necessary to cause Merger Subs to (a) perform their respective obligations under this Agreement and (b) to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.10Registration of Parent Common Stock Underlying Parent Preferred Stock. Parent shall use commercially reasonable efforts to file a registration statement covering the resale of the shares of Parent Common Stock that the Parent Preferred Stock is convertible into as a result of the actions contemplated by Section 3.1(a)(i), no later than ninety (90) days following the Closing Date and cause the registration statement to become effective no later than one hundred twenty (120) days after the filing of such registration statement. Subject to customary rights to suspend or delay sales from time to time in order to update the registration statement and prospectus to correct what might otherwise constitute a material development, material misstatement or omission therefrom, Parent will use its reasonable best efforts to keep such registration statement effective until the date by which all such shares have been sold.

Section 6.11Payment of Transaction Expenses.  Effective on the Closing Date, Parent shall pay or cause to be paid at the Closing (a) all legal and accounting fees of the Company incurred in connection with or related to the Mergers and transactions related thereto or contemplated in connection therewith, in an aggregate amount not to exceed $1.2 million, (b) all amounts owing by the Company to David Jenkins with respect to working capital loans, in an aggregate amount not to exceed $1.2 million, such assumed amounts referred to herein as the (collectively with Section 6.11(a), the “Company Closing Transaction Expenses”), and (c) all legal and accounting fees of Parent incurred in connection with or related to the Mergers and transactions related thereto or contemplated in connection therewith.

Section 6.12RESERVED.

Section 6.13RESERVED.

Section 6.14RESERVED.

Section 6.15Executive Chairman Agreement.  Promptly following the Closing Date, Parent shall enter into an agreement with David Jenkins with respect to his appointment to the Board of Directors of Parent, in form and substance satisfactory to David Jenkins (the “Executive Chairman Agreement”), pursuant to which Parent shall agree to provide David Jenkins with an annual salary of $300,000, among other things.

Article VII
CONDITIONS TO CLOSING

Section 7.1Conditions to Each Party’s Obligation to Effect the Merger.  The obligation of each party to effect the Merger and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the First Effective Time of the following conditions:

(a)No Injunctions or Legal Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger and the transactions contemplated by this Agreement.

(b)Exchange Agent Agreement.  As of the Closing Date, Parent shall have entered into an exchange agent agreement with the Exchange Agent pertaining to the exchange of shares of Company Common Stock for shares of Parent Capital Stock as contemplated hereby, including a form of letter of transmittal, in form and substance satisfactory to the Company.

(c)Corporate Integrity Agreement.  Parent shall have obtained, pursuant to the Successor Liability provisions in Section IV of the Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and Parent, dated December 21, 2020 (the “Corporate Integrity Agreement”), a letter agreement or other confirmation reasonably satisfactory to the Company (the “HHS Confirmation”) from the Office of Inspector General of the Department of Health and Human Services notifying Parent that the Surviving Company will not be subject to the requirements of the Corporate Integrity Agreement, and as of the Closing Date, the HHS Confirmation shall continue to be in effect.

(d)RESERVED.

(e)Parent Board of Directors.  The number of directors that comprise the full Board of Directors of Parent shall be five (5) and David Jenkins shall be appointed to the Board of Directors of Parent as the Executive Chairman, and James J. Caruso shall be appointed to the Board as a director, in each case effective as of the First Effective Time.

(f)RESERVED.

(g)RESERVED

(h)NYSE American Matters.  As of the Closing Date, Parent shall have not received any correspondence from NYSE American or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on NYSE American, and Company shall have received assurance in form and substance satisfactory to it that the Merger or the transactions contemplated by this Agreement will not cause Parent to be delisted from NYSE American, including without limitation, a written certification from an officer of the Parent as to Parent’s compliance, immediately following the Closing, with all applicable continued listing standards of the NYSE American, and providing back up therefor, as well as a good faith calculation of the reasonably estimated range of the stockholders’ equity of the combined company as of the Closing Date (the “Estimated Stockholders’ Equity Range”) (which Estimated Stockholders’ Equity Range shall be based on reasonable estimates or reasonable assumptions of the underlying components thereto as of the Closing Date, as are reasonably necessary for Parent to calculate the Estimated Stockholders’ Equity Range, with any reasonable estimates or assumptions that are attributable to the Company being certified in good faith by the Chief Executive Officer or Chief Financial Officer of the Company and which the Company and Parent may rely on for these purposes) and a good faith calculation of the total number of shareholders, including beneficial owners, of the combined company on the Closing Date, which may be based in part upon a listing provided by the Parent’s stock transfer agent as of a recent date prior to the Closing Date.

(i)Debt Settlement Agreements.  As of the Closing Date, the Company shall have entered into a Debt Settlement Agreement with each of the holders of the Company Notes set forth on Schedule I hereto.

(j)Lock-Up Agreements.  As of the Closing Date, each of the Persons listed on Section A of the Company Disclosure Letter and Section B of the Parent Disclosure Letter shall have executed and delivered a Lock-Up Agreement to the Company and Parent, respectively.

(k)Litigation Matters.  As of the Closing Date, all threatened or pending litigation against or involving the Parent or Merger Subs shall have been addressed in a manner, and/or shall be in a litigation posture, that is acceptable to the Company.

(l)Real Estate Matters.  As of the Closing Date, the Parent shall have sublet or terminated the Standard Industrial/Commercial Single-Tenant Lease-Gross, dated November 24, 1987, between the Parent and Lloyd Wells Gift Trust, with respect to the Parent’s corporate headquarters and manufacturing facility in Carlsbad, California (the “Lease Modification”).

(m)Company Stockholder Approval.  The Company shall have obtained the Company Stockholder Approval.

(o)Parent Closing Certificate.  Parent shall deliver a certificate signed on behalf of the Parent by its chief executive officer that the representations and warranties of the Parent set forth in this Agreement are true and correct as of the date hereof (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have a Parent Material Adverse Effect (the “Parent Closing Certificate”).

(p)Representations and Warranties of Company. The Company shall deliver a certificate signed on behalf of the Company by its chief executive officer that the representations and warranties of the Company set forth in this Agreement are true and correct as of the date hereof (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect (the “Company Closing Certificate”).

(q)Separation and Release Agreements.  As of the Closing Date, the Parent shall have entered into a Separation and Release Agreement with each individual associated with the Memmolo Payment and the Sessions Payment, respectively, in form and substance satisfactory to the Company (collectively, the “Separation and Release Agreements”), and amend the Change in Control and Severance Agreement, by and between Parent and Jonathan Will McGuire, dated as of March 30, 2020 (the “McGuire Amendment”).

(r)Change of Control Payment Pursuant to DOJ Settlement Agreement. Within thirty (30) days following the Closing, Parent shall make the payments necessary within the required timeframes to comply with the terms of the Settlement Agreement between the Department of Justice and Parent, dated December 28, 2020 (the “DOJ Settlement Agreement”), regarding the investigations and a related civil action concerning Parent’s marketing of the DABRA laser system and DABRA-related remuneration to certain physicians, as disclosed in the Parent SEC Documents, including any payments applicable to a Change in Control Transaction, as such term is defined in the DOJ Settlement Agreement.

(s)Payment of Transaction Expenses.  At or prior to the Closing, Parent shall have paid or caused to be paid, by wire transfer, or funded into a separate escrow account an amount sufficient to pay, all Company Closing Transaction Expenses and any other Transaction Expenses in full.

Section 7.2Closing Deliveries of the Company.  The obligations of Parent and Merger Subs to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to Parent receiving the following documents, each of which shall be in full force and effect, or the written waiver by Parent of delivery:

(a)the Company Stockholder Approval certified by the Chief Executive Officer of the Company;

(b)the Company Lock-Up Agreements;

(c)Debt Settlement Agreements with respect to each of the Company Notes; and

(d)The Company Closing Certificate.

Section 7.3Closing Deliveries of Parent.  The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the Company receiving the following documents, each of which shall be in full force and effect, or the written waiver by the Company of delivery:

(a)the Parent Lock-Up Agreements;

(b)the Parent Support Agreements;

(c)the HHS Confirmation;

(c)the Parent NYSE certification pursuant to Section 7.1(h);

(d)the Lease Modification;

(e)the Separation and Release Agreements and the McGuire Amendment;

(f)the Net Cash Schedule;

(g)the Parent Closing Certificate; and

(h)a copy of the Certificate of Designation, certified by the Secretary of State of the State of Delaware.

Article VIII

TERMINATION

Section 8.1Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of Parent and the Company;

(b)by either Parent or the Company, by written notice from such party to the other party, if the Closing shall not have occurred by December 31, 2022; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to such party if the failure of such party to fulfill any of its obligations under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date and such failure constitutes a breach of this Agreement by such party;

(c)by the Company, by written notice from the Company to Parent, if: (i) the conditions set forth in Article VII are not capable of being satisfied or (ii) Parent, First Merger Sub or Second Merger Sub shall have breached any of the representations or warranties set forth in Article V or the covenants set forth in Article VI, and in the case of clause (ii), such breach is incapable of being cured or, if capable of being cured, is not cured by Parent, First Merger Sub or Second Merger Sub prior to the earlier of: (x) ten (10) days after receipt of written notice thereof from the Company or (y) the date of the Parent Stockholder Meeting;

(d)by Parent, by written notice from Parent to the Company, if: the Company shall have breached any of the representations or warranties set forth in Article IV or the covenants set forth in Article VI, and such breach is incapable of being cured or, if capable of being cured, is not cured by the Company prior to the earlier of: (x) ten (10) days after receipt of written notice thereof from Parent or (y) the date of the Parent Stockholder Meeting; or

(e)by Parent, by written notice from Parent to the Company, or the Company, by written notice from the Company to Parent, if: (i) any Governmental Entity shall have issued a judgment, order, decree or taken any other Action permanently restraining, enjoining or otherwise prohibiting the Merger or the transactions contemplated by this Agreement and such judgment, order, decree or Action shall have become final and non-appealable; or (ii) any Law shall have been enacted, issued or promulgated which has the effect of making consummation of the Merger or the transactions contemplated by this Agreement illegal or otherwise prohibits consummation of the Merger or the transactions contemplated by this Agreement.

Section 8.2Effect of Termination. If this Agreement is terminated pursuant to this Section 8.1, this Agreement shall forthwith become null and void and have no further effect, and there shall be no liability or obligation on the part of Parent, Merger Subs, the Company, any of their respective Affiliates, or any of their respective officers, directors, equityholders, managers or partners, and all rights and obligations of the parties hereunder shall cease; provided, however, that notwithstanding the foregoing: (a) the provisions of (i) the Confidentiality Agreement dated June 15, 2022 by and between Parent and the Company (“Confidentiality Agreement”) and (ii) this Section 8.2 and Article IX (excluding Section 9.13) shall survive the termination of this Agreement and shall continue in full force and effect in accordance with their terms; and (b) nothing herein shall relieve any party hereto from liability for damages incurred or suffered by any other party hereto as a result of any knowing and willful misrepresentations by such party, or knowing and willful breach by such party of any of its covenants or other agreements set forth in this Agreement prior to the time of such termination.

Article IX

GENERAL PROVISIONS

Section 9.1Non-survival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the First Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the First Effective Time.

Section 9.2Amendment or Supplement.  This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time, whether before or after Company Stockholder Approval or the Parent Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 9.3Waiver.  The parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 9.4Fees and Expenses.  Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses.

Section 9.5Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by

e‑mail, upon written confirmation of receipt by e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)if to Parent, Merger Subs or the Surviving Company, to:

Ra Medical Systems, Inc.
5857 Owens Drive, Suite 300
Carlsbad, California 92009
Attention:    Jonathan Will McGuire
E-mail:        wmcguire@ramed.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.
12235 El Camino Real
San Diego, California 92130
Attention:      Martin J. Waters and Eric Y. Hsu
E-mail:          mwaters@wsgr.com and ehsu@wsgr.com

(ii)if to Company, to:

Catheter Precision, Inc.

1670 Hwy 160 West, Suite 205
Fort Mill, SC 29708

Attention:David A. Jenkins
E-mail:            djenkins@catheterprecision.com

with a copy (which shall not constitute notice) to:

Arnall Golden Gregory LLP
171 17th Street NW, Suite 2100
Atlanta, Georgia 30363
Attention: Sean P. Fogarty

E-mail:      sean.fogarty@agg.com

Section 9.6Certain Definitions.  For purposes of this Agreement:

(a)“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

(c)“Cash and Cash Equivalents” means all: (a) cash and cash equivalents (i.e., short-term, highly liquid investments that are readily convertible to known amounts of cash and which (i) are subject to an insignificant risk of changes in value, and (ii) have a short maturity of three (3) months or less from the date of acquisition (with equity investments excluded from the definition of “cash equivalents”); and (b) marketable securities, in each case determined in accordance with GAAP, excluding any equity investments.

(d)“Company Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries in whole or in part.

(d)“Certificate of Designation” means the certificate of designation for the Parent Preferred Stock in the form attached hereto as Exhibit D.

(e)“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(f)“Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others and (vii) all defined benefit pension, multiemployer pension, post-retirement health and welfare benefit, accrued annual or other bonus obligations, any unpaid severance liabilities currently being paid or payable in respect of employees and service providers of the Company or any of its Subsidiaries who terminated employment or whose services to the Company or any of its Subsidiaries have ceased (as applicable) prior to the Closing and deferred compensation liabilities of the Company or any of its Subsidiaries, together, in each case, with any associated employer payroll taxes.

(g)“Intellectual Property” means all intellectual property rights of any kind or nature in any jurisdiction throughout the world, including all of the following to the extent protected by applicable law: (i) trademarks or service marks (whether registered or unregistered), trade names, domain names, social media user names, social media addresses, logos, slogans, and trade dress, including applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (iii) copyrights (registered and unregistered) and applications for registration; (iv) trade secrets and customer lists, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, and other confidential information (“Trade Secrets”); and (v) any other proprietary or intellectual property rights of any kind or nature.

(h)“knowledge” of any party means (i) the actual knowledge of any executive officer of such party or other officer having primary responsibility for the relevant matter or (ii) any fact or matter which any such officer of such party could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation, consistent with such officer’s title and responsibilities, concerning the existence of the relevant matter.

(i)“NYSE American” means NYSE American LLC.

(j)“Net Cash” means the amount, whether positive or negative, without duplication, (i) of Parent’s Cash and Cash Equivalents determined, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents and the Parent Balance Sheet, minus (ii) the sum of Parent’s consolidated short-term and long-term contractual obligations payable in cash accrued at the Closing Date (but excluding deferred revenue), including without limitation, estimated amounts payable to settle or otherwise resolve all currently pending or threatened legal actions, minus (iii) fees and expenses of Parent incurred in connection with the transactions contemplated hereby, including for the avoidance of doubt, Transaction Expenses, to the extent unpaid as of the Closing, minus (iv) to the extent payable in cash at Closing, any and all liabilities of Parent whatsoever, including, but not limited to: (I) to any current or former Parent or any of its Subsidiaries officer, director, employee, consultant or independent contractor (including the McGuire Payment, the Memmolo Payment, the Sessions Payment, change of control payments, retention payments, severance and other employee-, consultant- or independent contractor-related termination costs, or other payments), or (II) pursuant to any Parent Plan, including deferred compensation accrued but unpaid bonuses and accrued but unpaid vacation or paid time off (including related employer employment taxes on all the foregoing), plus (vi) all prepaid expenses set forth on Section 9.6(j) of the Parent Disclosure Letter, plus (vii) any net proceeds, calculated, to the extent in accordance with GAAP, in a manner consistent with the Parent’s accounting practices, from the sale or license of Parent’s legacy assets, technology and intellectual property, as set forth on Section 9.6(j) of the Parent Disclosure Letter, minus (viii) the aggregate costs associated with obtaining the “D&O tail policy” pursuant to Section 6.3(d) hereof, minus (ix) any cash Tax liability in respect of accrued and unpaid Taxes of Parent and its Subsidiaries for the Tax periods (or pre-Closing portions thereof) ending on December 31, 2020 and December 31, 2021, in each case, taking into account overpayments, refunds, and credits, as applicable; provided, however, that “Net Cash” shall be determined prior to, and shall not include, the payment of any Company Closing Transaction Expenses.

(k) “Parent Balance Sheet” means the audited balance sheet of Parent as of December 31, 2021, included in Parent’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC.

(l)“Parent Capital Stock” means the Parent Common Stock and Parent Preferred Stock.

(l)“Parent Owned IP” means all Intellectual Property owned by Parent or any of its Subsidiaries in whole or in part;

(m)“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(n)“Representative” means a party’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

(o) “SEC” means the Securities and Exchange Commission.

(p)“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(q) “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity or any other Person with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof; and

(r)“Taxes” (i) means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

(s)“Transaction Expenses” means the aggregate amount (without duplication) of all costs, fees and expenses incurred by Parent or any of its Subsidiaries (including Merger Subs), or for which Parent or any of its Subsidiaries are or may become liable in connection with the transactions contemplated hereby and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the transactions contemplated hereby, including (a) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers (including Ladenburg Thalmann & Co.), brokers, consultants, tax advisors, transfer agents, proxy solicitor and other advisors of Parent, (b) any bonus, retention payments, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the transactions contemplated hereby) that become due or payable to any director, officer, employee or consultant in connection with the consummation of the transactions contemplated hereby, including any amounts paid or payable to (i) Jonathan Will McGuire as a result of the Merger, including pursuant to his Change in Control and Severance Agreement, dated March 30, 2022 (as amended by the McGuire Amendment), or his Offer Letter dated March 6, 2022, together with any payroll Taxes associated therewith (the “McGuire

Payment”), (ii) Al Memmolo as a result of the Merger, including pursuant to his Change in Control and Severance Agreement, dated January 2, 2020, together with any payroll Taxes associated therewith (the “Memmolo Payment”), and (iii) Maria Sessions as a result of the Merger, including pursuant to her Change in Control and Severance Agreement, dated March 15, 2021, together with any payroll Taxes associated therewith (the “Sessions Payment”), and (c) any “Change of Control” amounts paid or payable by Parent pursuant to the DOJ Settlement Agreement as a result of the Merger; provided, however, that Transaction Expenses shall specifically exclude the value of any settlement or judgment that is awarded post-Closing relating to stockholder litigation arising out of or in connection with the transactions contemplated by this Agreement.

Section 9.7Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.

Section 9.8Entire Agreement.  This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof, including the Original Agreement, which is amended, restated and superseded by this Agreement.

Section 9.9No Third Party Beneficiaries.

(a)Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 6.3.

(b)The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.10Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.11Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court.  Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.12Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.13Specific Performance.  The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions.  Accordingly, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.14Currency.  All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.15Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.16Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.17Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.18Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.19No Presumption Against Drafting Party.  Each of Parent, the Merger Subs and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Amended and Restated Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

RA MEDICAL SYSTEMS, INC.

By:	/s/ Jonathan Will McGuire
Name: Jonathan Will McGuire
Title: Chief Executive Officer

RAPID MERGER SUB 1, INC.

By:	/s/ Jonathan Will McGuire
Name: Jonathan Will McGuire
Title: Chief Executive Officer

RAPID MERGER SUB 2, LLC.

By:	Ra Medical Systems, Inc.
Its:	Sole Member

By:	/s/ Jonathan Will McGuire
Name: Jonathan Will McGuire
Title: Chief Executive Officer

CATHETER PRECISION, INC.

By:	/s/ David A. Jenkins
Name: David A. Jenkins
Title: President, Chief Executive Officer and Chairman of the Board of Directors

[Signature Page to Amended and Restated Agreement and Plan of Merger]

4861-0461-2390.43

EXHIBIT A

FORM OF PARENT SUPPORT AGREEMENT

(See attached.)

EXHIBIT B

FORM OF LOCK-UP AGREEMENT

(See attached.)

EXHIBIT C

CALCULATION OF EXCHANGE RATIO

(See attached.)

EXHIBIT D

PARENT PREFERRED STOCK – CERTIFICATE OF DESIGNATION

(See attached.)

EXHIBIT E

FORM OF DEBT SETTLEMENT AGREEMENT

(See attached.)

SCHEDULE I

CONVERTIBLE PROMISSORY NOTES

Noteholder:	Principal as of September 30, 2022:
Fatboy Capital L.P.	$20,455,000
David A. Jenkins	4,685,000
Daniel C. Stanzione, Sr. Irrevocable Trust Dated December 31, 2007	75,000

TOTAL:	$25,215,000